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GENERAL PARTNERSHIP AGREEMENT

OF

HARMANS BUILDING ASSOCIATES

Dated as of Dec. 28, 1990

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GENERAL PARTNERSHIP AGREEMENT OF HARMANS BUILDING ASSOCIATES Dated as of December 28, 1990

          This General Partnership Agreement (the "Agreement") is made and entered into effective as of the 28th day of December, 1990, by and between LINPRO HARMANS LIMITED PARTNERSHIP, a Delaware limited partnership (hereinafter sometimes referred to as "Linpro"), and POTOMAC CAPITAL INVESTMENT CORPORATION, a Delaware corporation (hereinafter sometimes referred to as "PCI"). Linpro and PCI are hereinafter sometimes referred to individually as a "Partner" and collectively as the "Partners.

SECTION I Formation and General

          1.1.   Formation. The parties hereto do hereby form a general partnership pursuant to the Uniform Partnership Act of the State of Maryland (the "Partnership Act") for the limited purposes set forth herein Except as expressly provided herein to the contrary, the rights and obligations of the Partners and the administration and termination of the Partnership shall be governed by the Partnership Act. Promptly, after the execution and delivery of this Agreement, the Partners shall execute, acknowledge and/or swear to, as appropriate, and the Partnership shall file or record with the proper offices in the State of Maryland and each other jurisdiction and political subdivision in which the Partnership does business, such applications or other certificates or documents as are required or permitted by any applicable assumed or fictitious name statutes in effect in such jurisdiction or political subdivision. The Partners shall further execute, acknowledge and/or swear to, as appropriate, and the Partnership shall promptly file or record as aforesaid, such amendments or additional or other documents as may from time to time be required by such statutes or laws to permit the continued existence and operation of the Partnership.

1.2. Name. The name of the Partnership shall for all purposes be HARMANS BUILDING ASSOCIATES, and such name shall be used at all times in connection with the Partnership's business and affairs.
1.3. Defined Terms Reference is hereby made to Section XIX of this Agreement for the definition of certain capitalized terms used herein.
SECTION II Term
The term of the Partnership shall be deemed to commence on the execution of this Agreement and shall continue until terminated as provided in Section XIV.
SECTION III Purposes

          Simultaneously with the execution of this Agreement, Linpro Harmans Land Limited Partnership, a Delaware limited partnership, has conveyed and assigned to the Partnership all of its right, title and interest in and to the Property (as defined below) and the C&P Lease (as defined below). Subject to the provisions of this Agreement, the purposes and business of the Partnership shall be to (a) acquire, own, hold, develop, subdivide, manage, operate, lease, finance, mortgage, sell and otherwise deal with that certain parcel of real property known as Lot 3, containing approximately 14.36 acres, as shown on Plat 2 of 4 in the subdivision known as Linpro-Harmans per Administrative Subdivision Plat recorded in Plat Book 128, Page 29 in the land records of Anne Arundel County, Maryland and located in an existing industrial park, known as Linpro Harmans Subdivision, at Harmans Road immediately south of Dorsey Road in Anne Arundel County, Maryland, and such other right, title and interest appurtenant thereto, as more particularly described on Exhibit "A" attached hereto and by this reference made a part hereof (herein sometimes referred to as the "Property"); (b) obtain such governmental approvals as may be necessary from time to time and contract for and supervise all work necessary or appropriate for (i) the development of the Property with such on-site improvements and off-site improvements necessary to accommodate the Building (as defined below) (all such site and off-site improvements and developments being herein sometimes referred to as the "Site Improvements") and (ii) construction of a service operations center for the Chesapeake and Potomac Telephone Company of Maryland ("C&P") consisting of an approximately 38,074 square foot building which is proposed to contain approximately 21,407 square feet of offices, 6,889 square feet of warehouse space and 9,778 square feet of maintenance space, together with parking spaces for 290 automobiles and 250 C&P service vehicles and a fuel depot (all of such improvements being herein sometimes referred to as the "Building") (the Site Improvements together with the Building being herein sometimes referred to as the "Improvements") (and the Improvements together with the Property being herein sometimes referred to as the "Project"), in accordance with the terms and provisions set forth in that certain Lease Agreement by and between Linpro Harmans Land Limited Partnership, a limited partnership, as landlord, and C&P, as tenant, dated December 28, 1989, as amended by letter agreements dated March 30, 1990 and July 12, 1990 (such lease agreement as previously amended, together with such further amendments as are approved by the Partners, being herein sometimes referred to as the "C&P Lease") and the plans and specifications described on Exhibit F attached hereto and by this reference incorporated herein (the "C&P Plans"); (c)conduct such engineering grading, soil investigations, testing and other site work necessary to prepare the Property for construction of the Improvements thereon; (d) contract for and supervise all work or appropriate for the construction of the Improvements; (e) own, hold, manage, operate, maintain, improve, finance, mortgage, lease, sell and otherwise deal with the Project, or any part thereof including entering into agreements with Partners, Related Entities or other third parties to perform services for the Partnership in connection with such foregoing purposes in accordance with and, subject to the terms hereof; and (f) conduct such other activities as may be necessary, advisable, convenient or appropriate to promote or conduct the business of the Partnership as set forth above, including, but not limited to, entering into other partnership agreements in the capacity of a general partner or a limited partner, becoming a member of a joint venture, participating in forms of syndication for investment, owning stock in corporations and the incurring of indebtedness and the granting of liens and security interests on the real and personal property of the Partnership, it being agreed that each of the foregoing is an ordinary part of the Partnership's business, and such purposes and business of the Partnership described in clauses (a) through (f) shall not be extended by implication or otherwise unless Approved by the Partners.

SECTION IV Principal Office

          The principal office and place of business of the Partnership shall be located at The Linpro Company, 1717 Elton Road, Suite 211, Silver Spring, Maryland 20903. The Managing Partner may from time to time change such principal office and place of business or may change or establish such additional offices or places of business in the State of Maryland. The Managing Partner shall promptly notify the other Partner of any such change or establishment of offices.

SECTION V Capital Contributions

          5.1.   Initial Capital Contributions. (a) The initial capital contributions of the Partners to the capital of the Partnership shall be ONE THOUSAND AND NO/100 DOLLARS ($1,000.00) which shall be contributed simultaneously with the full execution of this Agreement as follows:

Partner	Contribution
Linpro	$500.00
PCI	$500.00

               (b)   In addition to the capital contributions required of PCI by Section 5.1(a) hereof, PCI shall also contribute to the capital of the Partnership an additional aggregate amount of up to One Million Seven Hundred and seventy-five Thousand Dollars ($1,775,000.00) in cash on an as needed basis in accordance with the provisions set forth below in this Section 5.1(b) (the "PCI Additional Capital Contribution"). If for any period beginning on or after the formation of the Partnership, the sum of the capital contributions, loan proceeds, reserves, proceeds from Interim Capital Transactions and Net Cash Flow of the Partnership is or is reasonably anticipated to be insufficient to meet and pay Partnership debts and obligations, including costs of acquiring, holding and developing the Property, costs of construction of the Improvements, costs of purchase and installation of any personal property on or about the Project, costs associated with the Construction Loan, any interim loan, or any permanent loan and any costs related to payment of architectural, engineering, development, marketing and leasing costs, financing costs, accrued interest and other indirect costs which are incurred in connection with the Project or the Partnership (the amount of such shortfall of Partnership funds being hereinafter referred to as the "Construction Deficit"),the Managing Partner shall give written notice to PCI of the total amount of such Construction Deficit together with a detailed report showing the actual costs of the Project to the date of the notice and the projected additional costs of the Project and a statement showing all sources and uses of funds. Within thirty (30) days after delivery of such notice and the report and statement referred to above to PCI, PCI shall contribute the amount of such Construction Deficit to the Partnership as an additional capital contribution up to the aggregate amount of $1,775,000. The Managing Partner hereby agrees to give promptly to PCI such additional information regarding such Construction Deficit as may be reasonably requested Notwithstanding any of the foregoing to the contrary, the PCI Additional Capital Contribution shall be due and payable to the Partnership at such times and in such amounts as are required under the terms of the documents evidencing or securing the Construction Loan. Such amounts shall be contributed in immediately available funds, unconditionally and without right of set-off. Notwithstanding any other provision of this Agreement to the contrary, all amounts of the PCI Additional Capital Contribution made during the term of the Construction Loan shall be used by the Partnership solely in payment or prepayment of the Construction Loan.

               (c) To evidence the obligation of PCI to make the installments of its Additional Capital Contribution, PCI shall deliver to the Partnership, its promissory note in the form set forth on Exhibit "C" attached hereto and by this reference incorporated herein for all purposes ("Contribution Note"). PCI acknowledges and agrees that the Partnership shall assign and endorse, with recourse, to the Construction Lender all of its right, title and interest in and to the Contribution Note, whereby the Partnership shall assign to the Construction Lender the right to receive any and all payments due under the Contribution Note. Any amount paid by PCI to the Construction Lender pursuant to the assignment of the Contribution Note to the Construction Lender shall be deemed a contribution of its Additional Capital Contribution pursuant to Section 5.1(b) hereof and shall be applied as a mandatory prepayment of the Construction Loan. At such time as the Construction Loan shall have been paid in full, the Managing Partner shall require the Construction Lender to endorse and assign the Contribution Note to the Partnership and immediately upon receipt thereof, the Partnership shall deliver the original thereof to PCI, provided the return of such PCI Contribution Note shall not have any effect on PCI's obligations under Section 5.1(b) hereof.

               (d) If PCI should fail to make any of its contributions to the capital of the Partnership pursuant to Section 5.1(b) hereof on or before the date specified therein, PCI shall, without notice to or opportunity of PCI. to cure, be in default and the Partnership and Linpro may, in addition to and without prejudice any other rights they may have at law or in equity, including a suit for collection, as a remedy for such default, purchase all (but not less than all) of PCI's Interest in the Partnership for an amount equal to fifty percent (50%) of the total capital contributions previously made by PCI to the Partnership as of the date of such purchase, payable in cash; provided, however, that simultaneously with such purchase, the Contribution Note shall be cancelled and the original returned to PCI'; and provided, further, that the election of the remedy provided in this Section 5.1(d) shall automatically and completely waive and terminate all other rights the Partnership and Linpro may have at law or in equity, including any suit for collection, with respect to the failure of PCI to make any of its contribution pursuant to Section 5.1(b) hereof. Notwithstanding the provisions of Section XII hereof, the right to purchase PCI's Interest in the Partnership under this Section 5.1(d) may be assigned by Linpro and the Partnership to any other Person.

           5.2.   Additional Capital Contributions. (a) Subject to Sections 5.2(b) and 5.2(c), any additional funds required by the Partnership to meet its cash requirements shall, to the extent possible, be provided by Partnership borrowings from third parties, upon such terms and conditions as Approved by the Partners.

               (b) If prior to the completion of construction of the Project in accordance with the C&P Lease the sum of the capital contributions, loan proceeds, reserves, proceeds from Interim Capital Transactions and Net Cash Flow of the Partnership is or is reasonably anticipated to be insufficient to fund the costs of approved Rent Change Orders, as such term is defined in the C&P Lease, and the Partnership is 'unable to borrow such funds upon terms satisfactory to the Partners, the Managing Partner shall give written notice to the other Partner of the total amount of such shortfall (provided, however, that the other Partner may give the notice described in this Section 5.2(b) if the Managing Partner fails to do so and, in the reasonable judgment of the other Partner, there is or will soon be such a shortfall). The Managing Partner hereby agrees to give the other Partner reports and statements similar to those described in Section 5.1(b) hereof and such other information regarding such shortfall as may be reasonably requested. Within thirty (30) days after delivery of such notice PCI and Linpro shall each contribute their pro rata share of such amount (based on their relative Percentage Interests) as a "Rent Change Order Contribution" to the Partnership.

               (c) Subject to Section 5.2(b) hereof, if for any period beginning on or after the earlier of (i) the date PCI shall have fully funded its Additional Capital Contribution or (ii) the date that PCI shall cease to have any obligation to fund any of its Additional Capital Contribution, the sum of the capital contributions, loan proceeds, reserves, proceeds from Interim Capital Transactions and Net Cash Flow of the Partnership is or is reasonably anticipated to be insufficient to meet and pay Partnership debts and obligations (including but not limited to the obligations of the Partnership under the Construction Loan and the C&P Lease) as they become due and payable (the amount of such shortfall of Partnership funds being hereinafter referred to as the "Deficit"), and the Partnership is unable to borrow such funds upon terms satisfactory to the Partners, the Managing Partner shall give written notice to the other Partner of the total amount of such Deficit (provided, however, that the other Partner may give the notice described in this Section 5.2(c) if the Managing Partner fails to do so and, in the reasonable judgment of the other Partner, there is or will soon be a Deficit). The Managing Partner hereby agrees to give the other Partner reports and statements similar to those described in Section 5.1(b) hereof and such other information regarding such Deficit as may be reasonably requested. Within thirty (30) days after delivery of such notice PCI and Linpro shall each contribute their pro rata share of such amount (based on their relative Percentage Interests) as an additional capital contribution to the Partnership.

               (d) All additional capital contributions required to be made pursuant to Sections 5.2(b) and 5.2(c) shall be paid directly into an escrow account with a bank located in Maryland designated by the Managing Partner pursuant to an escrow agreement acceptable to the Managing Partner. The funds deposited in such account shall be released to the Partnership only (i) at the time both Partners have made their required additional capital contribution, or (ii) if one Partner fails to timely make its required additional capital contribution in whole or in part, at the time the other Partner elects to undertake and performs the actions described in Section 5.2(e) (i) or (ii).

               (e) If any Partner fails to make any of its additional contributions to the capital of the Partnership pursuant to Section 5.2(b) or 5.2(c) on or before the date specified therein, and such Partner fails to cure such failure within ten (10) days after written notice thereof from the other Partner, such Partner that has failed to make its contribution ("Defaulting Partner") shall be in default as of the date such contribution was due (and such date of default shall sometimes herein referred to as the "Date of Default"). Upon the occurrence of any such default, the non-defaulting Partner ("Nondefaulting Partner") may, as its and the Partnership's sole and exclusive remedy, elect any one (but not more than one) of the following remedies:

          (i) Contribute to the Partnership the amount of the additional capital contribution required of the Defaulting Partner but not contributed by such Defaulting Partner and elect (by written notice thereof to the Defaulting Partner) to treat the entire amount of the Nondefaulting Partner's contribution (including the amount that will be released to the Partnership from the escrow account described in Section 5.2(d) hereof upon such election) as a Deficit Contribution.

          (ii) Contribute to the Partnership as an additional capital contribution of the Nondefaulting Partner the amount of the additional contribution required of the Defaulting Partner but not contributed by such Defaulting Partner and elect (by written notice thereof to the Defaulting Partner) to adjust the Partner's Percentage Interest in the Partnership as set forth below. In such event, the Percentage Interest of the Defaulting Partner shall be reduced at the rate of one (1) percentage point for every twenty thousand dollars ($20,000) that the Defaulting Partner failed to contribute under Section 5.2(b) or 5.2(c), as the case may be, and the Percentage Interest in the Partnership of the Nondefaulting Partner (or its assignee or designee, as the case may be) shall be increased by the same number of percentage points that the Percentage Interest in the Partnership of the Defaulting Partner is decreased pursuant to the terms and provisions of this Section 5.2(e)(ii). Solely for purposes of calculating the dilution of a Defaulting Partner's Percentage Interest under this Section 5.2(e), the amount of capital that the Defaulting Partner was required to contribute under Section 5.2(b) or 5.2(c), as the case may be, shall be determined by assuming that the Defaulting Partner's Percentage Interest is always fifty percent (50%). For example, if Rent Change Order Contributions of Two Hundred Thousand Dollars ($200,000) were required under Section 5.2(b), the Defaulting Partner was required and failed to contribute One Hundred Thousand Dollars ($100,000) and the Nondefaulting Partner elected to dilute the Defaulting Partner in accordance with this Section 5.2(e)(ii), the Defaulting Partner's Percentage Interest would be diluted by five (5) percentage points, from fifty percent (50%) to forty-five percent (45%). If, subsequently, further additional capital contributions of $200,000were required under Section 5.2(c) and the Defaulting Partner failed to contribute its pro rata share ($90,000, or 45% of $200,000), and the Nondefaulting Partner again elected to dilute the Defaulting Partner in accordance with this Section 5.2(e)(ii), the Defaulting Partner's Percentage Interest would again be diluted by five (5) percentage points, from forty-five percent (45%) to forty percent (40%), as if it has been required to contribute $100,000, or fifty percent (50%) of $200,000.

               (f) Each Partner acknowledges and agrees that it would not be entering into this Agreement were it not for (i) the other Partner agreeing to make the capital contributions required by Section 5.1(b) and this Section 5.2 and (ii) the remedy provisions set forth in this Agreement, and in particular Sections 5.1(d) and 5.2(e). Each Partner further acknowledges and agrees that (i) in the event that any Partner fails to satisfy its obligations pursuant to Sections 5.1(b), 5.2(b) and 5.2(c) of this Agreement, the other Partner and the Partnership may have no adequate remedy at law for such breach, (ii) that any reduction in the Defaulting Partner's Partnership Interest or right to distributions as a result of the exercise of one of the remedies provided in Sections 5.1(d) and 5.2(e) hereof is intended as liquidated damages and not as a penalty by reason of the fact that the damages resulting from a breach hereof would be impossible to ascertain at the time hereof or of such breach, and (iii) the remedies set forth in Sections 5.1(d) and 5.2(e) are fair, just and equitable in all respects. Each Partner hereby irrevocably constitutes and appoints the other Partner (and each of its general partners or officers, as the case may be) as its true and lawful attorney-in-fact, in its name, place and stead, to make, execute, consent to, swear to, acknowledge, deliver, record and file such assignments, conveyances, agreements, instruments or other documents which may be necessary, in the sole and absolute discretion of the other Partner, to confirm and render fully effective the remedies set forth in Sections 5.1(d) and 5.2(e) or any other remedies set forth in this Agreement. It is expressly understood, intended and agreed by each of the Partners for itself, its administrators, legal representatives, successors and assigns, that the grant of this power of attorney to the other Partner and to the general partners or officers of the other Partner pursuant to this Section 5.2(f) is irrevocable and is coupled with an interest by reason of the facts, among others, that the other Partner will be relying on its power to act as contemplated by this provision, the other Partner would not have entered into this Agreement were it not for the powers granted to it by these provisions and the other Partner has rights in the Partnership property which the power is needed to protect. The grant of this power of attorney shall survive the subsequent death, legal incompetency, disability, incapacity, bankruptcy, retirement or withdrawal of any Partner or the partners or other beneficial owners of any Partner or the assignment of its or their interests in the Partnership or in such Partner, as the case may be.

         5.3. Property Contribution. In addition to the contributions required of Linpro by Sections 5.1 and 5.2 hereof, Linpro as the owner of the fee simple title to the Property, shall simultaneously with the execution and delivery of this Agreement, contribute the following ("Contributed Property") to the capital of the partnership:

(a) The Property, together with so much of the Improvements as have been constructed,
(b) All other Improvements situated on the Property,

               (c) All construction and contracts, rights, leases, agreements and deposits pertaining to, incidental to or relating to the Property, if any, including any and all rights, titles and interests in and to any reports, site and other plans, studies, policies, surveys, maps, bonds, commitments, plans and specifications, drawings and any and all other items or material of any kind pertaining to, incidental to or related to the Property, if any (including the C&P Lease and the Omni Construction Contract).

The contribution of the Contributed Property by Linpro to the capital of the Partnership shall be by a special warranty deed, bill of sale, assignment and such other documents as are reasonably necessary to convey the Contributed Property, as set forth above, each in a form mutually acceptable to counsel for Linpro and counsel for PCI. The property shall be contributed subject to (1) a Deed of Trust and other documents securing a loan made by Bank of New England, N.A. having an outstanding principal balance of $2,100,000 (the "BNE Loan") which BNE Loan shall have, immediately prior to the contribution of the Contributed Property, been assigned by BNE to the Construction Lender and (2) the obligations of landlord under the C&P Lease. All items of income and expense relating to the Contributed Property shall be prorated as of the date of contribution between Linpro and the Partnership. The Partners agree that the gross fair market value of the Contributed Property on the date hereof is one hundred dollars ($100.00) in excess of the gross amount of the obligations and liabilities to which the Contributed Property is subject. Accordingly, the Partners agree that Linpro shall receive a net credit to its capital account of one hundred dollars ($100.00) with respect to the contribution of the Contributed Property. The Partners hereby agree that the gross fair market value and the Property on the date hereof is equal to $2,100,100.

          5.4. Capital Accounts. The capital accounts of the Partners shall be determined and maintained throughout the full term of this Agreement in accordance with the capital accounting rules of section 1.704-1(b) (2)(iv) of the Section 704(b) Regulations (relating to maintenance of capital accounts). Each Partner shall have a capital account which shall be credited (increased) by:

               (a) the amount of its cash capital contributions to the Partnership and the agreed fair market value of property other than cash contributed to the Partnership by such Partner (net of liabilities secured by such contributed property that the Partnership is considered to have assumed or taken subject to for purposes of Section 752 of the Code);

(b) the amount of Profits and items thereof allocated to it pursuant to Section VII hereof; and
(c) any other increase required to be made to the capital account of the Partner by the Section 704(b) Regulations, to the extent not otherwise provided for herein;
and shall be debited (decreased) by:
(d) the amount of Losses and items thereof allocated to such Partner pursuant to Section VII hereof;

               (e) all amounts distributed or deemed distributed to it pursuant to Section VII and the fair market value (as determined for purposes of Section 5.10) of property distributed to such Partner (net of liabilities securing such distributed property that such Partner is considered to have assumed or taken subject to under Section 752 of the Code); and

(f) any other reductions in the capital account of the Partner required by the Section 704(b) Regulations, to the extent not otherwise provided for herein.

          5.5. Interest on and Return of Capital. Except as specifically provided herein, no interest shall be paid on any capital contribution to the Partnership or capital account of a Partner. No Partner shall be liable for the return of the capital contributions or the capital account (or any portion thereof) of any other Partner, it being expressly understood and agreed that such return shall be made solely from the assets of the Partnership. No Partner shall be entitled to demand and receive property other than cash in return for its capital contributions to the Partnership, its capital account or its Partnership Interest.

          5.6. Loans by a Partner; Withdrawal of Capital. Loans by any Partner to the Partnership shall not be considered contributions to the capital of the Partnership and shall not increase the capital account of the lending Partner, and repayment of such loan shall not be deemed withdrawals from the capital of the Partnership. A Partner shall not be entitled to withdraw any part of its capital account or. to receive any distribution from the Partnership, except as specifically provided in this Agreement, and further, without the consent of all of the Partners, no Partner shall be entitled to make any additional capital contributions to the Partnership other than as provided in Section 5.2 hereof or as otherwise provided herein.

          5.7. Negative Capital Accounts. A negative or deficit balance in any Partner's capital account shall not be deemed to be an asset of the Partnership, and no Partner with a negative or deficit capital account balance shall have any obligation to the Partnership, to any other Partner or to any third party or creditor to restore said negative or deficit balance(s).

          5.8. Determination of Capital Accounts. Whenever it is necessary to determine the balance in the capital account of any Partner for purposes of this Agreement, such balance shall be determined after first giving effect to all allocations, for transactions effected prior to the time as of which such determination is made, of Profits, Losses and items thereof for the current year, and second, after giving effect to all distributions or deemed distributions for such year in respect of transactions effected prior to the date as of which such determination is to be made, and third, after giving effect to all allocations of Profits, Losses and items thereof for the transaction in question (that is, prior to giving effect to distributions or deemed distributions as a result of such transaction). Any Partner, including any additional or substitute Partner, who shall acquire or receive any Partnership Interest or whose Partnership Interest shall be increased by means of a transfer to him of all or part of the Partnership Interest of another Partner, shall have a capital account which reflects such transfer; provided, however, that Section 5.2(e)(ii) shall not be construed to effect any transfer of the capital account balance of the Defaulting Partner to the Nondefaulting Partner as of the date of exercise of such remedy, but shall affect the Partner's rights to Partnership Profits and Losses realized and distributions with respect to periods from and after such date.

          5.9. Waiver of Right of Partition and Dissolution. Having been previously advised that each may have a right to bring an action for partition, each of the Partners does hereby agree to and does hereby irrevocably waive for the duration of this Agreement any right or power any such Partner might have (i) to cause the Partnership or any of its assets to be partitioned, (ii) to cause the appointment of a receiver for the assets of the Partnership, and (iii) to compel any sale of all or any portion of the assets of the Partnership pursuant to any applicable law or laws, or to file a complaint or to institute any proceeding at law or in equity to cause the termination or dissolution of the Partnership, except to enforce, compel or implement or effect any dissolution, termination or liquidation of the Partnership occurring or required to occur pursuant to Articles XIII and XIV hereof. Each of the Partners hereby acknowledges and agrees that such Partner has been induced to enter into this Agreement in reliance upon the mutual waivers set forth in this Section 5.9, and that without such waivers, no Partner would have entered into this Agreement. No Partner has any interest in specific Partnership property, and the interest of all Partners in the Partnership are, for all purposes, personal property.

          5.10. Accounting for Distributions in Kind. In the event that the Partnership distributes to a Partner property other than cash, solely for purposes of computing the capital accounts of the respective Partners, such distribution shall be treated as a sale by the Partnership of the property so distributed for an amount equal to the fair market value of such property (with appropriate adjustments for any liability which is assumed or taken subject to by the distributee Partner), and the deemed Profits or Losses, as the case may be, shall be allocated in accordance with Section VII hereof. The fair market values used for purposes of this Section 5.10 in determining the amount of deemed gain or deemed loss shall be determinative of the values of such assets for purposes of determining the amounts of distributions to Partners under Section VIII. Such fair market value shall be determined in the following manner, should the Partners fail to agree on the determination of fair market value within 30 days after such property is proposed to be distributed. Linpro and PCI shall each select an appraiser who is a member of the Appraisal Institute (or its successors) who has at least five (5) years' experience as a real estate appraiser in appraising properties such as the Project and is familiar with the real estate market in which the Project is located. If either party fails to name such an appraiser within 30 days after notice by the other party that the other party has selected an appraiser (such notice to contain the name of such appraiser), the other party may select the second appraiser. The two appraisers so selected shall proceed promptly to determine the fair market value of the property in question, taking into consideration any outstanding indebtedness, liabilities, liens and obligations relating to such property, including the obligations of the Partnership under the C&P Lease. The determination of such fair market value by the two appraisers so selected shall be final and binding upon all parties; and if the two appraisers so selected are unable to agree upon a fair market value within 30 days after the appointment of the second appraiser, said two appraisers shall select a third appraiser (who shall also be a member of the Appraisal Institute, or its successors) who has at least five (5) years' experience as a real estate appraiser in appraising properties such as the Project and is familiar with the real estate market in which the Project is located, and the determination of the third appraiser as to fair market value shall be conclusive as to such fair market value and shall be final and binding upon all parties. In the event the two appraisers fail to agree on the selection of the third appraiser within ten (10) days after the end of the 30-day period set forth in the immediately preceding sentence, the third appraiser shall be designated by the President of the Washington, D.C. Board of Realtors, whose determination shall be binding on the parties. The Partnership shall pay the fees and expenses of the appraisers selected pursuant to the provisions of this Section 5.10.

SECTION VI Control and Management

          6.1. General Authority. Except as specifically limited in Sections 6.3 and 6.4 below or elsewhere in this Agreement, the Managing Partner shall be solely responsible for the day-to-day management and operation of the Partnership's business, and shall have full, exclusive and complete discretion in the management and control of the day-to-day affairs of the Partnership and the Partnership's day-to-day business for the purposes set forth in Section III. Linpro shall be the initial Managing Partner of the Partnership. Subject to Sections 6.3 and 6.4 below, the Managing Partner shall (a) make all decisions relating to the business and affairs of the Partnership, including, without limitation, all decisions required or permitted to be made by the Managing Partner under this Agreement, and (b) take all action proposed to be taken by or on behalf of the Partnership. All such decisions or actions taken or made by the Managing Partner hereunder shall be binding upon all of the Partners and the Partnership. All approvals and consents required herein shall be -required prospectively, in advance of the action or decision to be taken or made. However, in the event any approval or consent is given retroactively, it shall have full force and effect under this Agreement to the same extent as if given prospectively. Any one of the officers or general partners of the Managing Partner shall have full power and authority to execute all documents and take all other actions as Managing Partner and thereby bind the Partnership and the Partners with respect thereto. The Managing Partner agrees to manage and control the affairs of the Partnership and to conduct the operations contemplated under this Agreement in accordance with and subject to the terms of this Agreement and in the same manner as is customary and usual in the development, construction, operation and maintenance of projects of comparable quality in the metropolitan area of the Project.

          6.2. Specific Authority. Subject to any limitations expressly set forth in this Agreement (including those of Sections 6.3 and 6.4), the Managing Partner shall be authorized to manage the development, construction and maintenance of the Project and shall be authorized to perform or cause -to be performed, at the Partnership's expense and in its name, the negotiations and coordination of all contracts and all subcontracts, the arrangement for all construction, interim and long-term mortgage loans and the coordination of all management, administrative and operational functions relating to the Project and the other business of the Partnership. The power and authority of the Managing Partner to make decisions with respect to the day-to-day business and affairs of the Partnership and to take such action for and on behalf of the Partnership as it deems necessary or appropriate to enable the Partnership to carry out its purposes as set forth in this Agreement, shall include, without limitation, full and complete power and authority on behalf of the Partnership to, subject, however, to the provisions of Sections 6.3 and 6.4:

               (a) perform any and all acts necessary or appropriate to carry out the purposes of the Partnership (including but not limited to those actions necessary to perform the obligations of the Partnership as landlord under the C&P Lease and those actions set forth below);

              (b) perform any and all acts necessary or appropriate to the development, construction, improvement, management and operation of the Project, including, but not limited to: construction and/or installation of the Site Improvements and the Buildings to be constructed on the Property (including those required by the C&P Lease and the C&P Plans); make applications for subdivision, resubdivision, platting, replatting, or objections to rezoning of all-or any portion of the Property or other property; commence, defend or settle any or all litigation, arbitration or other proceeding regarding the Partnership, the Property, the Project or any aspect thereof;

               (c) negotiate, execute and deliver on behalf of and in the name of the Partnership any and all documents deemed necessary or desirable by the Managing Partner to consummate the acquisition of the Property, the construction of all Improvements on the Property or other property as required by the C&P Lease, the C&P Plans and the C&P Budget and the operation and maintenance of the Project by the Partnership;

(d) collect all rentals and other income accruing to the Partnership and pay all acquisition, development and construction costs, and expenses of operation, whether capital or otherwise;

               (e) pay any debts and other obligations of the Partnership, including amounts due under any financing and other loans to the Partnership and costs of ownership, operation and maintenance of the assets of the Partnership;

               (f) pay all taxes, assessments, -rents and other impositions applicable to the assets of the Partnership and undertake when appropriate and necessary any action or proceeding seeking to reduce such taxes, assessments, rents or other impositions;

(g) negotiate and execute for and on behalf of the Partnership, space, ground or other leases in or of the Project;

               (h) procure and maintain with responsible companies such insurance as may be available in such amounts and covering such risks as are deemed reasonably necessary or appropriate by the Managing Partner;

(i) take and hold all property of the Partnership (real, personal and mixed) in the Partnership name, or in the name of a nominee, trustee or agent of the Partnership;
(j) sell, mortgage, exchange, transfer or otherwise dispose of the Property or the Project and all or any portion of the Partnership's assets;

               (k) execute and deliver on behalf of and in the name of the Partnership, or in the name of a nominee of the Partnership, deeds, deeds of trust, deeds to secure debt, notes, leases, subleases, mortgages, bills of sale, financing statements, security agreements, easements and any and all other instruments necessary or incidental to the conduct of the Partnership's business and the financing thereof;

               (l) contract for and coordinate all accounting and clerical functions of the Partnership and employ Deloitte, Haskins & Sells, Arthur Andersen & Co. or such other public accounting firm Approved by the Partners, lawyers and management or service personnel as may from time to time be required to carry on the business of the Partnership, including, but not limited to, preparation of tax returns and services to be performed by either Partner or their Affiliates (including leasing, management, architectural, construction and other services);

(m) pay the fees, commissions, and expense reimbursements described in Sections 9.1 and 9.3;

               (n) borrow money, or refinance, recast, modify or extend any loan to the Partnership, either on a secured or unsecured basis, including without limitation, the construction, interim and long-term financing for the Project, each such loan or borrowing to be upon such terms, conditions and to contain such provisions, including those pertaining to personal liability of the Partners, security, repayment, interest rate, amortization of principal, lender or other participations (whether in the form of a joint venture or partnership with the lender, a net profits interest or otherwise);

(o) perform any and all other obligations provided elsewhere in this Agreement to be performed by the Managing Partner; and
(p) otherwise provide for the day-to-day management of the Partnership and the Project on such terms as the Managing Partner shall determine in the exercise of its sole discretion.

          6.3. Limitations on Authority. Notwithstanding anything to the contrary in this Agreement, without the Approval of the Partners, the Managing Partner shall not have the right or power to do any of the following ("Major Decisions"):

               (a) agreeing to purchase (or otherwise acquire) real property, or any material interest therein, selling or otherwise transferring or mortgaging or encumbering all or part of any of the Partnership's real property, other than the acquisition of the Property pursuant to this Agreement and other than in connection with the Construction Loan, or further subdividing, resubdividing, platting or replatting any of the Partnership's real property;

               (b) approving or making any changes to the C&P Plans or C&P Budget, other than as provided in or in accordance with (i) the C&P Plans and the C&P Budget previously Approved by the Partners and (ii) Section 6.3(d) below;

               (c) other than as provided in subparagraph (d) below, obtaining any loan or other financing or making other credit arrangements in the name of the Partnership, agreeing to pay any fees or commissions in connection with any such loan or credit arrangements, or agreeing to or effecting any material change in the terms of any such financing or credit arrangement;

               (d) incurring any single obligation or making any single expenditure on behalf of the Partnership unless such obligation or expenditure is due to an emergency, and the Managing Partner in good faith believes such expenditure is necessary in order to preserve or protect the assets of the Partnership or to prevent imminent bodily harm to persons on the Property or affected by activities thereon;

(e) entering into, cancelling or modifying any construction contract for the Improvements;
(f) executing or approving any single change order or any aggregation of change orders arising under a construction contract required to be Approved by the Partners;
(g) entering into any other contract on behalf of the Partnership or modifying any such contract;
(h) entering into or amending any lease or other arrangement involving space in or of any part of the Property or the Improvements;

               (i) waive, excuse, condone, discount, set-off, compromise or in any manner release or discharge C&P of and from any of the obligations, covenants, conditions and agreements under the C&P Lease, by C&P to be kept, observed and performed including the obligation to pay the rentals thereunder, in the manner and time specified in the C & P Lease;

               (j) cancel, terminate or consent to any surrender of the C & P Lease or commence an action of ejectment or any summary proceedings for dispossession of the tenant under the C&P Lease, or exercise any right of recapture provided therein;

(k) modify, change, supplement or in any way alter or amend the terms of the C&P Lease;
(1) take any action or make any decision for which the approval or consent of the landlord is permitted or required pursuant to the terms of the C&P Lease;

               (m) take any action or make any decision for which the vote, approval or consent of the Partnership is permitted or required in connection with Harmans Road Storm Water Association, Inc., a Maryland non-stock corporation;

(n) except as provided in subparagraph (d) above, making any capital improvements, repairs, alterations or changes to the Project;
(o) approving and adopting any Annual Budget or any modification thereto;

               (p) other than for permitted transfers as provided in Sections 12.3 and 12.4, admitting any other Person to the Partnership as a Partner or providing any lender or tenant with an interest in Partnership capital, Profits or gross or net proceeds from any sale (or hypothetical sale) of Partnership property, other than as set forth in the C&P Lease;

(q) determining the maximum and minimum working capital and reserve of the Partnership;

               (r) selecting or varying tax depreciation methods, any decision to make or revoke any tax elections available to the Partnership, changing the Partnership's method of accounting for federal income tax purposes or the Partnership's fiscal year, and making any other decisions with respect to the treatment of various transactions for tax purposes;

               (s) any matters relating to litigation, including the commencement or defense of any claims or suits, and the adjustment, settlement, or the compromise of any claim, obligation, debt, demand, suit or judgment against the Partnership other than any matter involving a claim (or group of related claims) not made by C & P of less than Fifteen Thousand Dollars ($15,000) as reasonably determined by the Managing Partner;

               (t) submitting a Partnership claim or liability to arbitration or reference, except pursuant to a contract by which the Partnership is bound or with regard to any matter involving a claim (or group of related claims) of less than Fifteen Thousand Dollars ($15,000) as reasonably determined by the Managing Partner;

               (u) entering into any contract with a Partner, an Affiliate thereof or any other Related Entity, or any arrangement with a Partner, Affiliate or other Related Entity, except as otherwise specifically contemplated herein;

(v) entering into, cancelling or modifying the terms and conditions of any agreement providing for the management or leasing of all or any portion of the Property or the Improvements thereon;

               (w) determining whether to repair, rebuild or replace any Improvements in the event of a fire or other casualty and deciding whether to continue to operate in the event a portion of the Project is taken in any eminent domain, condemnation, compulsory acquisition or similar proceeding by any competent authority for any public or quasi-public use or purpose;

(x) approving the carrier of the Partnership's insurance and any modification of the terms, conditions and amount of insurance coverage for the Partnership described in Exhibit "D" attached hereto;

               (y) retaining any broker, agent or other independent contractor (1) to procure leases of or tenants for the Project, or (2) to sell, list for sale or otherwise procure buyers of all or any part of the Project, or (3) to procure any financing for the Project;

(z) selecting or utilizing accountants for the Partnership other than those specified in Section 6.2(1) hereof;
(aa) changing the nature of the Partnership's business and purposes;

               (bb) using Partnership property as collateral for any debt or obligation of any Person other than the Partnership, or causing the Partnership to become a surety or guarantor of any debt or obligation of any Person other than the Partnership;

(cc) confessing any judgment against the Partnership;
(dd) assigning Partnership property in trust for benefit of creditors or an assignee's promise to pay the debt of the Partnership;

               (ee) except as provided in (d), make any payment or disbursement of Partnership funds prior to the Rent Commencement Date (as such term is defined in the C & P Lease) unless and until the draw request detailing such expenditures has been Approved by the Partners (for this purpose, the Managing Partner shall submit the proposed draw request to the other Partner for its approval in a timely fashion such that Partnership expenses will be paid when due); and

(ff) taking any other action or making any other decision which, under the terms of this Agreement, is required to be Approved by the Partners or is subject to the Approval of the Partners.

               Notwithstanding the foregoing provisions of this Section 6.3 to the contrary, any actions of the Partnership to enforce the obligations of PCI pursuant to the Contribution Note of PCI and PCI's other obligations pursuant to Section 5.1 hereof, including the election to pursue any remedy provided for therein, shall not be a Major Decision, and Linpro shall be entitled to take such action to enforce or collect such obligations without any approval or consent of any other Partner. Notwithstanding the provisions of this Section 6.3 to the contrary, any exercise by the Partnership or Nondefaulting Partner of the rights provided under Section 5.2(e) or Article XIII against the Defaulting Partner shall not be a Major Decision, and the Partnership and Nondefaulting Partner shall be entitled to take the actions described therein without any approval or consent of any other Partner. Furthermore, notwithstanding the provisions of this Section 6.3 to the contrary, any actions of the Partnership or PCI to enforce the obligations of Linpro pursuant to the construction completion guaranty given by Linpro to the Construction Lender shall not be a Major Decision and the Partnership and PCI shall be entitled to take such action to enforce such obligations without any approval of consent of any other Partner. The consent or dissent of the other Partner to any Major Decision (other than the approval of a Budget) shall be conveyed in writing to the Managing Partner within ten (10) days after receipt by the other Partner of written notification of such proposed action. The failure of the other Partner to respond within such ten-day period shall be deemed to be approval of such action by the other Partner. If the Managing Partner receives the approval, deemed approval or consent of the other Partner to such Major Decision, the Managing Partner shall be authorized to implement such action on the same or substantially similar terms authorized by the other Partner without further authorization, consent or involvement from the other Partner.

          6.4. Partner Meetings. (a) Until substantial completion of construction of the Improvements, regular monthly meetings of the Partners shall be held at the principal place of business of the Partnership (as specified in Section IV), or at such other place agreed to by the Partners. From and after substantial completion of construction of the Improvements, meetings of the Partners shall be held at such times as shall be specified by the Managing Partner (but not less frequently than quarterly, unless otherwise agreed to by the Partners). The chairman of such meeting shall be appointed by the Managing Partner. The chairman shall appoint persons to take minutes and perform similar functions. Any Partner may call a special meeting on not less than ten (10) days prior written notice to the other Partner, specifying the time, place and the purpose of such special meeting. Prior notice of any special meeting need not be given, however, if such notice is waived in writing by all the Partners. In addition, the attendance of. a Partner or its Representative at a special meeting shall constitute a waiver of notice thereof, except where such Partner Representative gives advance notice to the other Partner that he is attending such meeting for the express purpose of objecting to the transaction of any business threat on the grounds that such meeting is not lawfully called or convened. The minutes of each Partner's meeting (whether a regular or special meeting or whether held in person or by telephonic conference) shall be in writing and shall set forth in reasonable detail the actions, votes or approvals .taken at such meeting. The minutes of such meeting shall be delivered to each Partner as soon as reasonably practical following such meeting, and if no Partner objects in writing to the contents of such minutes within ten (10) business days after receipt of such written minutes, such written minutes shall be deemed approved and acknowledged to be a complete and accurate account of such meeting by each Partner and by the Representatives of each of the Partners.

               (b) At each Partners' meeting the Managing Partner shall inform the other Partner of the status of Partnership operations, including negotiations of loans, construction contracts or other contracts, progress on the development and construction of the Improvements and any other affairs or events material to the Partnership's business, and the C&P Budget and any Annual Budget and shall consult with the other Partner with respect to such matters. Unless otherwise consented to in writing, during the construction period, all decisions of the Partners with regard to Major Decisions shall be made at Partner meetings called in according with the provisions of Section 6.4(a). Any actions required or permitted to be taken at any regular or special meeting of the Partners may be taken by means of (i) a conference using telephonic or other equipment at which all members participating can hear and speak to each other (with the action taken during such conference to be properly reduced to writing, distributed to all Partners and objections given within ten business days of such distribution and filed in the records of the Partnership) or (ii) by means of a writing setting forth the action so taken, provided, that any actions taken or decision reached pursuant to such writing shall be concurred in, and any such written consent shall be executed, by each Partner or its Representative. All actions taken and decisions reached pursuant to this Section 6.4 shall be deem to have been taken and reached pursuant to a meeting of the Partners. From and after substantial completion of construction of the Improvements, the Managing Partner shall make regular progress reports to the other Partner of the status of Partnership operations, progress on the development of any Annual Budget, and any other affairs or events material to the Partnership's business, including any upcoming or proposed decision of the Partners with regard to Major Decisions.

               (c) Each Partner hereby designates the individuals specified in Exhibit "B" attached hereto as the "Representatives" (herein so called) of such Partner. Each such Representative of a Partner shall be and hereby is individually authorized and empowered as agent for such Partner to speak, act, direct, consent and sign on behalf of and to bind such Partner in all matters pertaining to the control and management of the Partnership and its business and affairs. Each Representative of a Partner is specifically and expressly authorized to exercise any and all rights, powers and duties expressly granted in this Agreement or by law to such Partner or to such Partner Representative, and any action by a Representative of a Partner pursuant to this Agreement shall, except as provided in this Section 6.4(c), be binding upon the Partner represented by such Representative. All consents, agreements, directions, approvals, signatures or other actions by or of a Partner required or permitted under this Agreement or by law shall be deemed to mean and refer to the consent, agreement, direction, approval, signature or other actions of any one of the Representatives of such Partner. Each of the persons referred in this Section 6.4(c) as a Representative of a Partner shall be authorized to act on behalf of such Partner, unless and until the Partner represented by such Representative shall have removed such Representative as set forth below. A Partner may remove one or more of its Representatives at any time by giving at least two (2) days prior written notice to the Partnership and the other Partner; provided, however, that each Partner shall at all times have at least two (2) Representatives appointed for it as provided in this Section 6.4(c). A Partner may appoint additional Representatives at any time by giving at least two (2) days prior written notice to the Partnership and the other Partner (such notice of appointment of additional Representatives to include the names and addresses of such additional Representatives and the effective date of their appointment). No Representative of a Partner appointed under this Section 6.4(c) shall be personally liable for any obligations of such Partner and shall be deemed for all purposes merely to be an agent of such Partner and the performance of their respective duties under this Agreement, the Representatives shall use reasonable efforts to conduct the business of the Partnership in a good and businesslike manner and in accordance with good industry practice. The Partnership to the fullest extent permitted by law shall indemnify and hold harmless each Representative from and against any and all claims, damages, liabilities, costs (including, without limitation, the cost of litigation and reasonable attorney fees), damages and causes of action arising out of, resulting from or attributable to the management of the partnership and the conduct of its business, affairs and operations by the Representatives, except where the claim at issue is based upon the bad faith, gross negligence, fraud or willful misconduct of such Representative. The indemnification rights herein contained shall be cumulative of, and in addition to, any and all rights, remedies and recourse to which Representatives shall be entitled at law or in equity.

6.5. Appointment and Removal of Managing Partner.

               (a) Initial Managing Partner. Linpro shall serve as the initial Managing Partner of the Partnership. Each Partner considers it essential to the success of the Partnership's business that the Key Persons of the other Partner be active in the management of Partnership affairs. If all of the Key Persons of a Partner cease to be active in the management of the Partnership, then that Partner shall immediately appoint at least one replacement Key Person acceptable to the other Partner in its sole but reasonable discretion. For purposes of this Section 6.5(a), Key Persons shall be considered to be "active" in the management of the Partnership if they regularly supervise, and consult on all Major Decisions with, individual employees or partners of the Partner (or Affiliates thereof) who are qualified by experience to undertake the management responsibilities delegated to them by such Key Persons.

(b) Change or Removal of Managing Partner.

          (i) The Managing Partner may be removed as Managing Partner for cause upon the written request of the other Partner (provided the other Partner is not itself a Defaulting Partner at such time). Such written request shall be delivered to the Managing Partner and shall state the cause for removal and the effective date of such removal, which effective date may be immediately upon delivery of the notice or thereafter. If the Managing Partner disputes whether cause for removal exists or whether the other Partner has authority to remove the Managing Partner, the Managing Partner shall continue to act as such but, at the sole election of the other Partner, the matter shall be submitted to arbitration to determine if cause for removal exists or if the other Partner as such authority (and such determination shall be binding on the Partners). "Cause" for the removal of the Managing Partner shall mean gross negligence, fraud, malfeasance, or knowing violation of applicable laws which materially and adversely affects the Partnership. In addition, the Managing Partner may be removed as Managing Partner at any time within 90 days after the other Partner receives written notification or obtains actual knowledge of the occurrence of any of the following events:

(A) An Event of Default described in any of clauses (a) - (g) of Section 13.2 hereof by the Managing Partner or any general partner or officer thereof;
(B) Dilution of the Managing Partner's Percentage Interest by more than 50% of its original Percentage Interest or any subsequent dilution occurring thereafter; or

          (C) With respect to Linpro only, the combined net worth of all "managing partners" of Linpro (as defined in this Agreement) shall be reduced to an amount less than Twenty Million Dollars ($20,000,000), based on the annual financial statements described in Section 16.2 hereof;

provided, however, that the Managing Partner may not be removed upon the grounds described in clauses (A) - (D) above if at the time of such removal (x) the C&P Lease is in full force and effect, and (y) such removal would constitute, a default by the Partnership as landlord under the C&P Lease, unless C&P waives in writing its right to declare such removal as constituting a default by landlord thereunder; and further provided, if removal occurs prior to the Rent Commencement Date (as defined in the C&P Lease) the other Partner shall have the option to remove the Managing Partner as Managing Partner of the Partnership, but allow such removed Managing Partner to continue to manage construction of the Project.

          (ii) Promptly after removing a Managing Partner the other Partner shall be entitled to and is authorized to hire, at Partnership expense, an unaffiliated third party manager to manage the Partnership and the Project, without any further consent or authorization of the removed Managing Partner (such action not being a Major Decision). Promptly after being removed, the former Managing Partner shall deliver to the other Partner all books, records, correspondence, contracts, purchase orders, documents, bills, equipment, supplies and other. Assets or rights - of the Partnership relating to the management and operation of the Partnership, and shall otherwise cooperate with the reasonable requests of the other Partner in making an orderly transition of management authority and responsibility. The legal, accounting and any other costs incurred by the Partnership or other Partner in bringing or participating in any action to establish cause or other grounds to, or to compel or enforce removal of, the Managing Partner in accordance with this Section 6.5, if any, shall be an offset to any and all amounts distributable to the former Managing Partner and/or to the amount to the former Managing Partner pursuant to Sections VIII and XIV hereof in the event that such action results (by settlement or otherwise) in removal of the Managing Partner on the grounds specified in this Section 6.5. The procedure established for removal of the Managing Partner in this Section 6.5 is in addition to and not in lieu of the rights of the other Partner under Section XIII hereof, and the other Partner may pursue its rights under either or both of such sets of provisions, including any rights and remedies available at law or in equity (other than with regard to any Event of Default described in Sections 13.2(a), (b), (c), and (i) of this Agreement).

          6.6. Third Party Reliance on Authority of Managing Partner. The signed statement of. the Managing Partner (acting through any one of its general partners, if it is a partnership, or by an officer, if it is a corporation), reciting that the Managing Partner (and such general partner of the Managing Partner, if it is a partnership, or such officer if it is a corporation), has authority to undertake any act or has the necessary votes or consents of the Partners to take any such act, when delivered to any third party (including any lender, tenant or purchaser, including any purchaser of the Project or other property from the Partnership, but excluding any Affiliate of the Managing Partner) ("Third Party"), shall be all the evidence that any such Third Party shall need concerning the capacity of such Managing- Partner and any general partner thereof; and any such Third Party shall be entitled to rely upon such statement and shall not be required to inquire further as to any of the facts contained in such statement, said facts being deemed to be true insofar as such Third Party is concerned. After delivering such statement, the Managing Partner and any general partner or officer thereof, by its or his signature alone, may sign any instrument and bind the Partnership and the Partners and encumber the Partnership property, just as though all of the Partners and all of the partners or officers of the Managing Partner had also signed. Each of the Partners and/or its assigns hereby waive any and all defenses or other remedies that may be available against any such Third Party or other Person (excluding an Affiliate) to contest, negate or disaffirm any action of the Managing Partner in connection with any such statement provided pursuant to this Section 6.6. Each contract, agreement,. deed, lease, mortgage, security agreement, promissory note or other instrument or document executed by the Managing Partner or its representative with respect to any business or property of the Partnership shall be conclusive evidence in favor of any and every Person relying thereon or claiming thereunder that (a) at the time of the execution and delivery thereof, this Agreement was in full force and effect, (b) such instrument or document was duly executed in accordance with the terms and provisions of this Agreement and is binding upon the Partnership and the Partners and (c) the Managing Partner or its representative was duly authorized and empowered to execute and deliver any and every such instrument or document for and on behalf of the Partnership. Such statement shall not, however, have any effect between the Partners, unless the action in question was in fact authorized pursuant to this Agreement.

          6.7. Time Devoted to Partnership. Each Partner shall devote that portion of its time to the Partnership affairs necessary to fulfill its obligations hereunder as may be reasonably required by the Partnership business. Any Partner may engage in, acquire or possess an interest or interests in other business ventures of any nature or description, independently or with others, whether or not competitive with the business of the Partnership, including but not limited to, the real estate business in all its phases, which shall include without limitation, ownership, operation, management, syndication and development of real property, and neither the Partnership nor any Partner shall have any rights in or to such independent ventures or the income or profits derived therefrom. No Partner shall be obligated to present any particular investment opportunity or other opportunity to the Partnership or to the other Partner, even if such opportunity is of a character which, if presented to the Partnership or the other Partner, could or might be taken by the Partnership or such other Partner, and each such Partner shall have the right to take any investment for its own account (individually or as trustee) or to recommend any particular investment opportunity to any other Person whatsoever. Each Partner hereby acknowledges that each other Partner or its Affiliates currently own, or may in the future acquire, interests in real estate projects in the immediate vicinity of the Property that are or may be in competition with the Project.

          6.8. Limitation on Liability of the Partners; Indemnification. No Indemnitee shall be liable, responsible or accountable in damages or otherwise to any Partner for any acts performed (or failure to act) by such Indemnitee in good faith and reasonably believed to be within the scope of the authority granted to such Person by or in accordance with this Agreement, specifically including any such act or failure to act which is attributable in whole or in part to the negligence of such Indemnitee, but specifically excluding any such act or failure to act which is primarily attributable to gross negligence, malfeasance (including but not limited to knowing violation of applicable laws that materially and adversely affects the Partnership) or fraud. To the fullest extent permitted by law, the Partnership (but not any Partner) shall indemnify and hold harmless each Indemnitee for any loss, damage, liability, cost or expense (including reasonable attorneys' fees) arising out of any act or failure to act by such Indemnitee, if such act or failure to act is in good faith and is reasonably believed to be within the scope of the authority granted to such Person by or in accordance with this Agreement, specifically including any act or failure to act which is attributable in whole or in part to the negligence of such Indemnitee, but specifically excluding any such act or failure to act which is primarily attributable to gross negligence, malfeasance (including but not limited to knowing violation of applicable laws that materially and adversely affects the Partnership) or fraud. The termination of a proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not of itself create a presumption that an Indemnitee did not act in good faith. The Partnership shall also provide such indemnification in any action, suit or proceeding by or inn the right of the Partnership to procure a judgment in its favor. Expenses incurred in defending any action, suit or proceeding shall be paid by the Partnership in advance of final disposition of such proceeding upon receipt of an undertaking (which shall be secured by a pledge of the indemnified Partner's Partnership Interest or other collateral reasonably acceptable to the Partners) by or on behalf of the Indemnitee to repay such amount with interest at the Base Lending Rate from the date of any such advance if it shall ultimately be determined that the Indemnitee is not entitled to be indemnified by the Partnership as authorized thereunder. The indemnification called for by this Section 6.8 shall continue as to any Indemnitee who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns, administrators and personal representatives of such Indemnitee. The Partnership may purchase and maintain insurance on behalf of any one or more of the Indemnitees and any other Person, as the Partners shall determine, against any liability that may be asserted against or expense that may be incurred by such Person in connection-with the activities of the Partnership, whether or not the Partnership would have the power to indemnify such Person against such liability thereunder. An Indemnitee shall not be denied indemnification in whole or in part because the Indemnitee had an interest in the transaction with respect to which indemnification applies, if the transaction was otherwise permitted by the terms of this Agreement. The provisions of this Section 6.8 are for the benefit of the Indemnitees and their heirs, successors, assigns, administrators and personal representatives, and shall not be deemed to create any rights for the benefit of any other Person. Each Partner may rely and shall be protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, debenture or other paper or document believed by such Partner to be genuine and to have been signed or presented by the proper party or parties. Each Partner may consult with legal counsel, accountants, appraisers, management consultants, investment bankers and other consultants and advisers selected by such Partner. The opinion of such consultant or adviser as to matters which such Partner reasonably believes to be within such consultant's or adviser's professional or expert competence shall be full and complete authorization and protection in respect of any action taken or suffered or omitted by such Partner in good faith and in accordance with such opinion (provided, however, in the event a Partner seeks to rely on such an opinion for purposes of this Section 6.8, such opinion shall be confirmed in writing by the consultant or advisor that rendered such opinion). Notwithstanding the foregoing, the provisions of this Section 6.8 shall not apply to or with respect to any of the actions or obligations of Linpro under or in connection with the construction completion guaranty described in Section 6.9 hereof.

          6.9. Construction Completion Guaranty. For the benefit of the Construction Lender, Linpro, in its individual capacity and not in its capacity as a Partner of the Partnership, shall execute a construction completion guaranty in a form acceptable to Linpro and the Construction Lender with respect to the construction of the Improvements upon the Property. Payments made or costs incurred by Linpro in fulfilling its obligations under its construction completion guaranty to the Construction Lender shall not be capital contributions of Linpro to the Partnership, nor shall they increase the capital account of Linpro in the Partnership unless funded through capital contributions pursuant to Sections 5.2 (b) or (c). Linpro hereby waives any right of subrogation it may have to the position of the Construction Lender as against the Partnership or any of the Partners, any right of co-contribution, reimbursement or indemnity it may have with respect to fulfillment of its obligations under the construction completion guaranty, except to the extent Linpro funds such obligations through capital contributions pursuant to Sections 5.2(b) or (c) hereof, in which case it shall have (but be limited to) the remedies available in Section 5.2(d) or Section XIII hereof with respect to the failure, if any, of PCI to contribute capital as required under such Sections 5.2(b) or (c).

SECTION VII Allocations of Profits and Losses
7.1. Allocation of Profits and Losses.

               (a) General Allocations. For each year of the Partnership (or part thereof), Profits or Losses will first be allocated between the Partners (after giving effect to Section 7.3 and Section 7.1(b)) so as to eliminate or minimize proportionately, the differences between their respective Partially Adjusted Capital Accounts and Target Accounts for that fiscal year; provided, however, that no portion of the Profits for any fiscal year shall be allocated to a Partner whose Partially Adjusted Capital Account is greater than or equal to its Target Account and no portion of the Losses for any fiscal year shall be allocated to a Partner whose Target Account is greater than or equal to its Partially Adjusted Capital Account for such year.

(b) Other Special Allocations.

          (i) If the Partnership has a Profit for any fiscal year (determined prior to giving effect to this Section 7.1(b)(i)), each Partner whose Partially Adjusted Capital Account is greater than his Target Account for such year shall be allocated items of Partnership expense or loss for such year equal to the difference between his Target Account and his Partially Adjusted Capital Account. In the event the Partnership has insufficient 'items of expense or loss for such year to satisfy the previous sentence with respect to all such Partners, the available items of expense or loss shall be divided among such Partners in proportion to such differences.

          (ii) If the Partnership has a Loss for any fiscal year (determined prior to giving effect to this Section 7.1(b)(ii)), each Partner whose Target Capital Account is greater than his Partially Adjusted capital Account for such year shall be specially allocated items of Partnership income or gain for such year equal to the difference between his Target Capital Account and his Partially Adjusted Capital Account. In the event the Partnership has insufficient items of income or gain for such year to satisfy the previous sentence with respect to all such Partners, the available items of income or gain shall be divided among the Partners in proportion to such differences.

          7.2. Tax Allocations. For federal income tax purposes, except as otherwise provided in Sections 7.3 and 7.4, each item of income, gain, loss and deduction of the Partnership shall be allocated among the Partners in accordance with the manner in which the corresponding item of Profit or Loss is allocated.

7.3. Special Allocations.

               (a) Minimum Gain Chargeback. Notwithstanding any other provision of this Section VII, if there is a net decrease in Partnership Minimum Gain or Partner Minimum Gain during a Partnership taxable year, prior to any other allocation, each Partner shall be specially allocated items of Partnership income and gain for such year (and if necessary, subsequent years) in an amount and manner required by Treasury Regulations Section 1.704-1T(b)(4)(iv)(e) or 1.704-1T(b)(4)(iv)(h), or any successor provisions.

               (b) Qualified Income Offset. If a Partner receives an unexpected adjustment, allocation or distribution as described in Treasury Regulations Section 1.704-1(b)(2)(ii)(d), items of Partnership income or gain shall be specially allocated to such Partner in an amount and manner sufficient, to eliminate, to the extent required by Treasury Regulations under Code Section 704(b), the Adjusted Capital Account Deficit, of such Partner as quickly as possible; provided that an allocation pursuant to this Section 7.3(b) shall be made only if and to the extent that such Partner would have an Adjusted Capital Account Deficit after all other allocations provided for in this Section 7.3 have been tentatively made as if-this Section 7.3(b) were not in this Agreement. This Section 7.3(b) is intended to comply with Treasury Regulation Section 1.704-1(b)(2)(ii)(d) or any successor provision thereto and shall be interpreted consistently therewith.

(c) Nonrecourse Deductions. Nonrecourse Deductions of the Partnership shall be allocated to the Partners in proportion to their respective Percentage Interests.

               (d) Allocation of Partner Nonrecourse Deductions. Any Partner Nonrecourse Deductions for any fiscal year or other period shall be allocated to the Partner that made or guaranteed or is otherwise liable with respect to the loan to which such Partner Nonrecourse Deductions are attributable in accordance with principles under Treasury Regulation Section 1.704-1T(b)(4)(iv)(h) or any successor provision.

               (e) Code Section 754 Adjustment. To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Code Section 734(b) or Code Section 743(b) is required, pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining capital accounts, the amount of such adjustment to the capital accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specially allocated to the Partners in a manner consistent with the manner in which their capital accounts are required to be adjusted pursuant to such Section of the Treasury Regulations.

          7.4. Section 704(c) Compliance. In accordance with section 704 (c) of the Code and the applicable Treasury regulations thereunder, income, gain, loss, and deduction, including tax depreciation, with respect to any property contributed to the capital of the Partnership, or with respect to any property which properly has, in accordance with Treasury Regulation Section 1.704-1(b) (2) (iv) (f) and (g), a Book Basis different than its adjusted tax basis, shall, solely for tax purposes, be allocated among the Partners so as to take into account any variation between the adjusted tax basis of such property to the Partnership and the Book Basis of such property. Allocations pursuant to this Section 7.4 are solely for purposes of federal, state and local taxes and shall not affect, nor in any way be taken into account in computing, any Partner's Capital Account or share of Profits, Losses or other items or distributions pursuant to any provision of this Agreement.

SECTION VIII Distributions

          8.1. Net Cash Flow. After providing for the satisfaction of all the current debts and obligations of the Partnership, after any required payments on any loan or other financing, the Partnership shall, as soon as reasonably practical, make monthly distributions and annual adjusting distributions of Net Cash Flow of the Partnership, to the extent available (after establishment of appropriate and reasonable reserves, as determined by the Partners) to the Partners in the following manner and order of priority:

               (a) first, an amount (under this clause (a)) of Net Cash Flow up to the aggregate, cumulative unpaid Rent Change Order Preferred Returns of the Partners shall be distributed to the Partners in proportion to the respective amounts of each Partner's cumulative, unpaid Rent Change Order Preferred Return;

               (b) second, an amount (under this clause (b)) of Net Cash Flow up to the Windfall Net Cash Flow shall be distributed to the Partners in accordance with and in proportion to their respective Percentage Interests;

               (c) third, for the period beginning on the date of formation of the Partnership and continuing until the Tenth Anniversary, all (under this clause (c)) of the remaining Net Cash Flow for such period shall be distributed to PCI; and

               (d) fourth, for the period commencing on the date immediately after the Tenth Anniversary and continuing until the termination of the Partnership, all remaining Net Cash Flow for such period (after distributions pursuant to clause (a) and (b) above) shall be distributed to the Partners as follows:

          (i) first, an amount (under this clause (it) (a)) of such remaining Net Cash Flow up to the amount of the aggregate, cumulative unpaid Preferred Returns of the Partners as of the date of distribution hereunder, pro rata in proportion to the respective amounts of each Partner's cumulative, unpaid Preferred Return as of such date;

          (ii) next, an amount (under this clause (d) (ii)) of such remaining Net Cash Flow up to the aggregate, cumulative unpaid Deficit Contribution Preferred Returns of the Partners shall be distributed to the Partners in proportion to the respective amounts of each Partner's cumulative, unpaid Deficit Contribution Preferred Return; and

(iii) thereafter, any remaining balance of Net Cash Flow of the Partnership shall be distributed to the Partners in accordance with and in proportion to their respective Percentage Interests.

               In the event that the Partners' Percentage Interests change within a Partnership fiscal year (other than by reason of distributions pursuant to this Section VIII), any Net Cash Flow distributed pursuant to clause (b) or (d) (iii) with respect to such year shall be distributed pro rata in proportion to both the number of days in such year and the Partners I respective Percentage Interests that were in effect on such days.

               For purposes of computing the amount of PCI'S cumulative, unpaid Preferred Return distributable to PCI under clause (d)(i) above, PCI's cumulative Preferred Return shall be reduced by the lesser of (i) the amount of PCI's Preferred Return on the Tenth Anniversary, or (ii) the amount of Net Cash Flow and proceeds of any Interim Capital Transactions distributed or distributable to PCI during or with respect to the period ending on the Tenth Anniversary under Sections 8.1(c) and 8.2(c) hereof. For the purposes of computing the amount of the Partners' cumulative, unpaid Deficit Contribution Preferred Returns distributable under clause (d)(ii) above, no distributions under Section 8. 1 (a), (b) or (c) shall be regarded as paid in reduction of a Partner's Deficit Contribution Preferred Return.

               8.2. Distributions of Proceeds of Interim Capital Transactions. After providing for the satisfaction of all the current debts and obligations of the Partnership and after establishing reserves necessary to fund construction costs as set forth in the C&P Plans and C&P Budget, including any required payments on any loan or other financing and excluding any non-required principal prepayments of Partnership debts or liabilities (which shall be made only with the Approval of the Partners) and after distribution to Linpro or its Affiliate of the Project Development Distribution (as provided in Section 8.4 hereof), the Partnership shall, as soon as reasonably practical following an Interim Capital Transaction, distribute the net proceeds of such Interim Capital Transactions to the Partners to the extent available (after establishment of appropriate and reasonable reserves, as determined by the Partners) in the following manner and order of priority:

               (a) first, an amount (under this clause (a)) of such net proceeds up to the aggregate balance of the Rent Change Order Contribution Accounts of the Partners shall be distributed to the Partners in proportion to the respective amounts of each Partner's Rent Change Order Contribution Account;

               (b) second, an amount (under this clause (b)) of such net proceeds up to the aggregate balance of the Deficit Contribution Accounts of the Partners shall be distributed to the Partners in proportion to the respective amounts of each Partner's Deficit Contribution Account;

               (c) third, an amount (under this clause (c)) of such net proceeds up to the aggregate balance of the cumulative unpaid Preferred Return of the Partners as of the date of distribution hereunder shall be distributed to the Partners in proportion to the respective amounts of the cumulative, unpaid Preferred Return of each such Partner as of such date;

               (d) fourth, an amount (under this clause (d)) of such net proceeds up to the aggregate balance of the Unrecovered Capital Accounts of the Partners shall be distributed to the Partners in proportion to the respective balances in the Unrecovered Capital Account of each such Partner; and

               (e) thereafter, any remaining net proceeds shall be distributed to the Partners in accordance with and in proportion to their respective Percentage Interests at the time of the transaction or event generating the net proceeds distributable under this clause (e).

          8.3. Distribution of Proceeds Available Upon Dissolution and Winding Up. Upon the dissolution and winding up of the Partnership, after providing for the satisfaction of all the debts and obligations of the Partnership and after any required payments on any loan or other financing, the Partnership shall, as soon as reasonably practical, distribute net proceeds available (after establishment of appropriate and reasonable reserves, as determined by the Partners) upon dissolution and winding-up to the Partners within the time period specified by Treasury Regulation Section 1.704-1(b) (2) (ii) (b) (2) in the following manner and order of priority (after allocating Profit or Loss and any items of income, gain, loss or deduction pursuant to Section VII hereof):

               (a) first, an amount (under this clause (a)) of such net liquidation proceeds up to the aggregate balance of the Rent Change Order Contribution Accounts of the Partners shall be distributed to the Partners in proportion to the respective amounts of each Partner's Rent Change Order Contribution Account;

               (b) second, an amount (under this clause (b)) of such net liquidation proceeds up to the aggregate balances of the Deficit Contribution Accounts of the Partners shall be distributed to the Partners in proportion to the respective amounts of each Partner's Deficit Contribution Account;

               (c) third, an amount (under this clause (c)) of such net liquidation proceeds up to the aggregate amount of the cumulative, unpaid Preferred Return of the Partners at that time shall be distributed to the Partners in proportion to the respective cumulative, unpaid Preferred Return of each such Partner;

               (d) fourth, an amount (under this clause (d)) of such net liquidation proceeds up to the aggregate balance of the Unrecovered Capital Accounts of the Partners at that time shall be distributed to the Partners in proportion to the respective balance in the Unrecovered Capital Account of each such Partner; and

(e) then, any remaining net liquidation proceeds shall be distributed to the Partners in accordance with and in proportion to their respective Percentage Interests at the time of such distribution.

To the extent any reserves are established for contingent, unforeseen or other liabilities or obligations of the Partnership, as set forth above, such reserves shall be held for the purpose of paying such contingent, unforeseen or other liabilities or obligations and, at the expiration of such period as deemed reasonably advisable by the Partner liquidating the assets of the Partnership, of distributing the balance of such reserves in the manner provided herein above in this Section 8.3.

          8.4. Project Development Distributions. Notwithstanding any other provision of Section 8.1, 8.2 or 8.3 to the contrary, Linpro or its Affiliate shall be entitled to receive a distribution of the Project Development Distribution, which amount shall be distributed in cash out of the Construction Loan proceeds on the date that both of the following shall have occurred (a) the Partnership shall have achieved the "Commencement of Construction" (as defined in the C&P Lease), which refers generally to the date that the Partnership has obtained all required building permits or other governmental authorizations to commence construction of the Project and (b) the Partnership has received (or PCI is reasonably satisfied that the Partnership has made its reasonable efforts to obtain) a written acknowledgment from C&P that "Commencement of Construction" shall have occurred.

          8.5. Cost Savings Distributions. Notwithstanding any other provision of Sections 8.1, 8.2 or 8.3 to the contrary, in the event that actual construction costs incurred in connection with the construction of the Improvements are less than the' amount of such construction costs set forth on the C&P Budget, the amount of such cost savings, net of the amount to be paid or distributed to any other party pursuant to the Omni Construction Contract, up to an aggregate amount of $200,000 of such net cost savings, shall be distributed to the Partners in accordance with and in proportion to their respective Percentage Interests at the time of such distribution, and any additional amount of such cost savings over $200,000 shall be distributed 100% to PCI. Such cost savings distributions shall be made with 60 days after completion of construction of the Improvements.

          8.6. Place of Distribution. All cash distributions to PCI shall be made directly to PCI at Suite 600, 900 19th Street, N.W., Washington, D.C. 20006. All cash distributions to Linpro shall be made directly to Linpro at Suite 211, 1717 Elton Road, Silver Spring, MD 20903. Either Partner may change its address for distributions by notice to the Managing Partner.

          8.7. Distributions in Kind. If any assets of the Partnership shall be distributed in kind, such assets shall be distributed to the Partners entitled thereto as tenants-in-common in the same proportions in which such Partners would have been entitled to cash distributions, as determined after application of Section 5.9 hereof.

SECTION IX Partnership Expenses, Reserves and Fees

          9.1. Partnership Expenses. Except as otherwise provided in the Omni Construction Contract, all of the Partnership's expenses shall, where practical, be billed directly to and paid by the Partnership; provided, however, that the Partnership shall not be required to pay any Partner's allocable overhead costs (other than reasonable allocation of Linpro's accounting and data processing services, which amount shall be reimbursed to Linpro). The Partners shall be entitled to be reimbursed for those costs or expenses incurred by them on behalf of the Partnership prior to its formation, such as letter of credit fees with respect to the contract for' the purchase of the Property, architectural and engineering costs and the other expenses Approved by the Partners, set forth in Exhibit E attached hereto, and shall not be entitled to be reimbursed f or any other pre-formation costs incurred by them. In the event any Partnership costs and expenses are or have been paid by a Partner on behalf of the Partnership, then, except as expressly provided herein to the contrary, such Partner shall be entitled to be reimbursed for such payment or expense as long as incurring the obligation to pay such costs or expenses was Approved by the Partners if so required under this Agreement and such payment is reasonably necessary for Partnership business and is reasonable in amount.

          9.2. Reserves. (a) From and after the date of this Agreement, the Managing Partner may establish one or more separate operating, replacement and working capital reserve accounts ("Reserve Account") with respect to the Project. In such amount as the Partners shall determine to be appropriate, and may deposit therein from time to time such amounts from net revenues from operations and net proceeds received by the Partnership from capital transactions before any distributions of any such revenues or proceeds to the Partners. In setting the amount of Partnership reserves, the Partners acknowledge that it is their intent to set only such reserve levels as are reasonably necessary to meet the current needs of the Partnership and not to accumulate funds f or the purposes of prepaying existing Partnership debt or avoiding or delaying the borrowing of additional funds for the construction or refinancing of the Improvements, to the extent that such accumulation would unreasonably delay the distribution of, or prevent the Partnership from distributing, the unpaid amount of the Partners' Preferred Return.

               (b) The Reserve Account may be charged with any expenditures for the operation of the Partnership or the purchase, repair, maintenance or construction of items relating to the Project, whether such items are treated as current expense deductions or as capital expenditures under generally accepted accounting practices; provided, however, that no expenditures shall be made from the Reserve Account to the extent that the cost of the purchase, repair or construction is provided by insurance proceeds or proceeds of a loan secured by a security interest in the property repaired or purchased, or a real property mortgage loan or of similar financing or refinancing with respect to the Project. Nothing contained in this Section 9.2 shall in any way limit or restrict, or expand the right of the Managing Partner to use other assets or funds of the Partnership (other than deposits to the Reserve Account) for any such expenditures for the operation of the Partnership or the purchase, repair, maintenance or construction of items relating to the Project.

          9.3. Construction Management Fee. In consideration of the services of Linpro or its affiliate in connection with supervising the construction of the Improvements and as reimbursement for certain overhead expenses in connection with such work, the Partnership shall pay Linpro (or such affiliate) a construction management fee ("Construction Management Fee") equal to $36,000. The Construction Management Fee shall be payable in advance in twelve equal monthly installments, with the first such monthly installment being due and payable upon the closing of the Construction Loan. The Partners hereby acknowledge and agree that amounts paid by the Partne27ship pursuant to this Section 9.3 constitute and/or are intended to constitute amounts paid to a Partner other than in its capacity as a member of the Partnership as described in Code Section 707(a), and are not intended to be Partnership distributions to a Partner in its capacity as a Partner.

SECTION X Budgets, Plans and Construction Contract

          10.1. Development and construction Contracts, Plans and Budgets. The Partners hereby Approve the C&P Plans described on Exhibit F and the C&P Budget attached hereto as Exhibit G. In addition, the Partners hereby Approve the C&P Lease and the Omni Construction Contract.

          10.2. Procedures for Modification of Budgets and Plans. If any Partner, through its Representatives, makes objections or suggests revisions to the C&P Plans or C&P Budget, the Partners shall use their best, good faith efforts to agree as soon as possible on a revised plan and budget acceptable to both Partners. The Managing Partner shall make any revisions to the C&P Plans and C&P Budget Approved by the Partners. The Managing Partner shall have no authority to undertake or implement the actions described in, or operate the Partnership in accordance with, any proposed revisions to the C&P Plans or C&P Budget until such revised plans and budget have been Approved by the Partners; provided, however, that the Partners may Approve discreet portions of any plan and budget or may Approve a plan and budget in stages and authorize and require the Managing Partner to implement such Approved portion or stage of a plan and budget. The Managing Partner may on its own initiative propose for the Partners' consideration amendments or modifications to the C&P Plans or C&P Budget previously Approved by the Partners as, in the Managing Partner's reasonable discretion, are necessary or desirable due to changed business conditions or other circumstances or considerations.

          10.3. Annual Budget. The Managing Partner shall prepare (or cause to be prepared) an annual operating budget for the Partnership (such annual budget as Approved by the Partners and as amended from time to time with the Approval of the Partners being referred to herein as the "Annual Budget"), which shall include, among other things, budgeted revenues (including contemplated proceeds of capital transactions) and expenses, projected capital improvements, repairs or replacements, reserves, and a pro forma cash flow projection for the Project for such year. The Annual Budget shall be accompanied by notes or other narrative setting forth in reasonable detail any material assumptions made or relied upon in generating such budget. The Annual Budget initially shall be prepared (or caused to be prepared) each year in proposed form by the Managing Partner and delivered to the Partners no later than November 15 of the year preceding the year for which such Budget is to be effective. The partners or their Representatives shall diligently review such proposed budget and meet to review and discuss such budget no later than December 15 of such year. If any Partner, through its Representatives, makes written objections to, or comments on, the proposed Annual Budget on or before such meeting, or at any time thereafter prior to Approval of such budget by the Partners, the Partners shall use their best and good faith efforts to agree as soon as possible on a revised Annual Budget acceptable to both Partners. The Managing Partner shall have no authority to undertake or implement the actions described in, or operate the Partnership in accordance with, any proposed Annual Budget, as revised by the Partners, until such Annual Budget has been Approved by the Partners. The Managing Partner may, however, on its own initiative propose for the Partners, consideration amendments or modifications to any Annual Budget previously approved by the Partners as, in the Managing Partner's reasonable discretion, are necessary or desirable due to changed or uncontemplated business conditions or other circumstances or considerati6ns. If, after following the procedure set forth in this Section 10.3, the Partners are unable to approve the Annual Budget for the ensuing fiscal year by January I of such year, then, pending Approval of the Annual Budget, the Managing Partner shall continue to operate the Partnership in a manner which is as consistent as possible with the previous year's Annual Budget, as most recently revised, with suitable adjustments in revenues and expenses as dictated by inflationary factors or as otherwise dictated by necessary changes in operations. The first Annual Budget shall be prepared for the remainder of the year in which the Rent Commencement Date (as defined in the C&P Lease) occurs, and shall be prepared and Approved on a timetable analogous to that described above as if the Rent Commencement Date were the beginning of the year.

SECTION XI Rent Change Order and Deficit Contributions

          11.1. Rent Change Order Contribution Accounts. (a) Any contribution made by a Partner to the Partnership pursuant to Section 5.2(b) shall be deemed to be a Rent Change Order Contribution for the purpose of this Agreement and shall be added to the Rent Change Order Contribution Account (as defined in Section 11.1(b)] of the Partner making the contribution. Rent Change Order Contributions shall be repaid, with a preferred return, solely by means of those payments pursuant hereto which reduce the balance of the Rent Change Order Contribution Accounts of the Partners, as provided in Section 11.1(b).

               (b) The "Rent Change Order Contribution Account" of a Partner shall mean the aggregate Rent Change Order Contributions made by the Partner to the Partnership pursuant to Section 5.2 (b), increased by (i) the amount of accumulated Rent Change Order Preferred Return thereon [computed as provided in Section 11.1(c)], and decreased by (ii) the amounts distributed to the Partner pursuant to Sections 8.1(a), 8.2(a) and 8.3(a) in reduction of the Rent Change Order Contribution Account of the Partner.

(c) The Rent Change Order Preferred Return shall be computed on the unreturned Rent Change Order Contributions at a rate per annum equal to 11.83%, compounded annually.

               (d) For the purposes of this Agreement, the distributions specified in Section 11.1(b) which decrease the Rent change Order Contribution Account of a Partner shall be treated first as a distribution of the accumulated Rent Change Order Preferred Return on the Rent Change Order Contributions and next as a return of Rent Change Order Contributions.

          11. 2. Deficit Contribution Accounts. (a) Any contribution made by a Partner to the Partnership pursuant to Section 5.2(e)(i) shall be a Deficit Contribution for all purposes of this Agreement and shall be added to the Deficit Contribution Account (as defined in Section 11.2(b)] of the Partner making' the contribution. Deficit Contributions shall be repaid, with a preferred return, solely by means of those payments pursuant hereto which reduce the balance of the Deficit Contribution Accounts of the Partners, as provided in this Section 11.2.

               (b) The "Deficit Contribution Account" of a Partner shall mean the aggregate Deficit Contributions made by the Partner to the Partnership pursuant to Section 5.2 (e) (i) increased by (i) the amount of accumulated preferred return thereon (computed as provided in section 11.2(c)], and decreased by (ii) the amounts distributed to the Partner pursuant to Sections 8.1(d)(ii), 8.2(b) and 8.3(b) in reduction of the Deficit Contribution Account of the Partner.

               (c) The preferred return shall be computed on the unreturned Deficit Contributions at a rate per annum equal to the greater of (i) the Base Lending Rate plus 3. 0%, or (ii) 11.83%, compounded annually.

               (d) For all purposes of this Agreement, the distributions specified in Section 11.2(b) which decrease the Deficit contribution Account of a Partner shall be treated first as a distribution of the accumulated preferred return on the Deficit Contributions and next as a return of the Deficit Contributions.

SECTION XII Assignment of Interests of Partners

          12.1. General Restrictions. The interest in the Partnership of any Partner may be assigned only as permitted by the provisions of Section XIII or this Section XII. Neither the Partnership nor the Partners shall be bound by any such assignment until a counterpart of the instrument of assignment, executed and acknowledged by the parties thereto, is delivered to the Partnership and the Partners, and such assignment shall be effective as of the date specified therein.

          12.2. Specific Restrictions. Except as provided in Section XIII, this Section 12.2 or Section 12.3, 12.4 or 12.5 hereof, (a) neither Linpro nor any general partner of Linpro shall transfer, sell, assign, pledge, encumber, grant a security interest, give or otherwise dispose of all or any part of its interest in the Partnership or in Linpro, whether voluntarily or by operation of law, or at judicial sale or otherwise, to any person, without the prior written consent of PCI, and (b) PCI shall not transfer, sell, assign, pledge, encumber, grant a security interest, give or otherwise dispose of all or any part of its interest in the Partnership, whether voluntarily or by operation of law, or at judicial sale or otherwise, to any person, without the prior written consent of Linpro. Notwithstanding the provisions of Section 12.5 hereof, Linpro may not sell all or any portion of its interest in the Partnership prior to the "Rent Commencement Date," as such term is defined in the C&P Lease.

          12.3. Permitted Transfers by Linpro and Partners of Linpro. Not with standing anything in Section 12.2 hereof to the contrary, provided the same does not violate or cause the Partnership as landlord under the C&P Lease or as borrower under the Construction Loan to breach any term thereof, Linpro may assign or transfer all (but not less than all, unless such transfer or assignment is a pledge or other transfer to provide security for an obligation of Linpro) of its interest in the Partnership to an Affiliate of Linpro (provided one or more of Eric Eichler, John A. Berry, Jay G. Cranmer, John Chirtea, Mark Corneal, J. Patrick Armstrong or Peter P. Dilullo, the "Current General Partners,") control all day-to-day and major management decisions of such Affiliate, and directly (or indirectly through wholly owned affiliates) possess (during the construction of the Project) or, together with Persons described in clause (c) below (after completion of such construction), more than 50% of the stock or partnership interests in such Affiliate), and so long as such Current General Partners continue to control all day-to-day and major management decisions of Linpro and such general partners continue to directly (or indirectly through wholly owned affiliates) possess (during the construction of the Project) or, together with persons described in clause (c) below (after completion of such construction) , more than 50% of the partnership interests in Linpro, any partner of Linpro may assign or transfer all or any part of his or its interest in Linpro (a) to an Affiliate of such transferor, (b) to a person who is then a partner of Linpro and who is not Insolvent or Bankrupt within the meaning of Section 14.1, (c) whether voluntarily or involuntarily, on death or inter vivos (in trust or otherwise), to or for the benefit of any member of his immediate family (i.e., spouse, brothers and sisters, parents, children, including those adopted, their direct descendants and the spouses of any of them), or (d) to a person who is then a "partner" in The Linpro Company.

          12.4. Permitted Transfers by PCI. Notwithstanding anything in Section 12.2 hereof to the contrary, PCI may assign or transfer all (but not less than all, unless such transfer or assignment is a pledge or other transfer to provide security for an obligation of PCI) of its interest in the Partnership to an Affiliate of PCI.

          12.5. Additional Permitted Transfers. (a) In the event Linpro or PCI desires at any time to sell, assign or transfer ("Transfer") all or any part of its interest in the Partnership (the "Interest") other than as permitted by Sections 12.3 or 12.4 hereof, such Partner (the "Offeror") may only do so if such Transfer (i) is to a third party who is (A) generally of good reputation, (B) capable of fulfilling the financial obligations of a Partner hereunder, (C) with respect to a transfer by Linpro, experienced in the management of projects similar to the Project, and if such transfer occurs during the construction period, experienced in the development of projects similar to the Project, and (D) with respect to a Transfer by PCI, not actively involved (either directly or through affiliated entities) in the development, management and/or operation of projects similar to the Project on a local or national basis (a "Third Party"), (ii) complies with the terms of this Section 12.5 and (iii) does not cause material adverse tax consequences to a Partner or partner therein (other than those tax consequences associated with transfers to foreign or tax exempt transferees. The Offeror shall first send a written notice (the "Notice") to the other Partner (the "Offeree") offering to Transfer such Interest to the Offeree. The offering Notice shall set forth the purchase price for such Interest, together with the other terms and conditions of such offer.

               (b) The Offeree, by written notice to the Offeror given within thirty (30) days of the receipt of the Notice from the Offeror (the "Response Period"), may elect to purchase the Interest on the terms and conditions set forth in the Notice. Such written notice shall be accompanied by a certified or cashier's check in an amount equal to 5% of the proposed purchase price. Failure of the Offeree to respond within the Response Period shall be deemed consent to the proposed Transfer and the provisions of Section 12.5(d) below shall apply.

               (c) If the Offeree shall so elect, the Offeror shall sell and the Offeree shall buy the Interest. The aforesaid sale shall close on the date which is one hundred twenty (120) days following the Offeree's election to purchase the Interest in accordance with this Section 12.5. The closing shall be held at the principal office of the Partnership or at such other place as may be mutually agreed to by the Partners. At the closing, the Offeree shall tender the remainder of the purchase price by certified or cashier's check or, at the Offeror's election, by wire transfer, against delivery by the Offeror of an assignment of the Interest. In the event the Offeree fails to close the purchase of the Interest on the date of closing thereof, the Offeror may, as its sole and exclusive remedy, cause the Offeree to forfeit its deposit as liquidated damages for such failure to close, with such deposit being paid directly to the Offeror notwithstanding the provisions of Section VIII to the contrary. In addition, upon any such default, the terms and provisions of this Section 12.5 shall be of no further force and effect with respect to the defaulting Offeree and the Offeror shall be permitted to transfer the Interest in the Partnership to a third party without the consent of the Offeree.

               (d) If the Offeree does not elect to purchase the Interest by sending written notice of such election to the Offeror prior to the expiration of the Response Period, the offeror shall be free for a period of one hundred eighty (180) days after the lapse of the Response Period to Transfer the Interest to a Third Party on substantially the same terms as set forth in the Notice. However, if the Offeror proposes to sell the Interest on terms not substantially the same as those set forth in the Notice, it shall again give the Offeree a Notice under this Section 12.5 and the Offeree shall again have the rights set forth in this Section 12.5.

          12.6. Foreign or Tax Exempt Transferee. Not with standing Section 12.5 hereof, no Partner may assign, transfer or otherwise dispose of all or any part of the its interest in the Partnership to a person who is not a citizen and resident: of the United States or to a tax-exempt entity within the meaning of section 168 (h) (2) of the Code unless such transferee agrees with the remaining Partners to specially allocate depreciation deductions such that the remaining Partners suffer no increase in allocable shares of Partnership taxable income due to the decreased Partnership depreciation deductions that result from the presence of a foreign or tax-exempt partner and executes an amendment to this Agreement in form and substance satisfactory to the remaining Partners to effect this result. In the event that any Partner in the Partnership is not or shall cease to be a citizen and resident of the United States of America, such Partner by execution of this Agreement or any amendment hereto agrees to file such forms or other information as may be necessary in order to eliminate any obligation on the part of the Partnership or any Partner to withhold from amounts distributed to such Partner pursuant to this Agreement, United States Federal income taxes pursuant to section 1441 or any other section of the Code.

          12.7. Substituted Partner. No permitted assignee or transferee of all or part of the interest in the Partnership of a Partner in the Partnership shall have the right to become a substituted partner in the Partnership, unless:

(a) the assignor has granted to the assignee the right to become a substituted partner in the Partnership in the instrument of assignment;
(b) the assignee has executed an instrument reasonably satisfactory to the other Partner accepting and adopting the terms and provisions of this Agreement; and

               (c) the assignor or the assignee has paid or reimbursed the Partnership and the other Partner any reasonable legal, accounting and other expenses in connection with the admission of the assignee as a substituted partner in the Partnership.

          12.8. Minimum Ownership by Partners. Notwithstanding anything herein to the contrary, without the prior written consent of the other Partner, no Partner shall have the right to sell, assign or otherwise transfer its interest in the Partnership to any person if after such sale, assignment: or transfer, either the Partner (but only if such Partner continues to hold an interest in the Partnership) or the purchaser, assignee or transferee would hold an interest in the Partnership of less than 1%.

          12.9. Section 754 Election. In the event of a transfer of all or part of the interest of a Partner in the Partnership, by sale or exchange, at th6 request of the transferor, or in the event of a distribution which could give rise to an optional basis adjustment described in Section 754 of the Code, the Partnership shall elect, pursuant to Section 754 of the Code, or the corresponding provision of subsequent law, to adjust the basis of the Partnership property as provided by Sections 734 and 743 of the Code, and any costs of such election or costs of administrating or accounting for such election shall be at the sole cost and expense of the transferor, or the distributee, as the case may be.

          12.10. Allocations Between Transferor and Transferee. In the event of a transfer of all or any part of the interest of a Partner in the Partnership by sale or exchange, unless otherwise agreed between the transferor and the transferee, upon the transfer of such interest, the net profits, net losses, net gains and credits attributable to the interest: so transferred shall be allocated between the transferor and the transferee as of the date set forth in the instrument: of transfer, and such allocation shall be based upon the number of days during the applicable fiscal year of the Partnership that the interest so transferred was held by each of them, without regard to the results of Partnership activities and operations during the period in which each was the holder; provided, however, that the net gains or net losses on the sale of the Project or any portion thereof shall be allocated to the holder of record of the interest on the date of sale; and provided further, that any such transferee or transferor shall not be entitled to cause the Partnership to close its books on an interim basis. Distributions shall be made to the holder of record of the interest on the date of distribution.

SECTION XIII Deadlock; Events of Default

          13.1. Deadlock. As used in this Agreement a "Deadlock" shall have occurred if the Partners have failed, after good faith efforts by the Partners or their Representatives, to Approve or agree to reject, modify or delay the decision whether to Approve, reject, or modify the C&P Plans, the C&P Budget, any Annual Budget or any Major Decision presented to the Partners f or action within sixty (60) business days of the date of the Partners meeting at which the Partners first fail to Approve or agree to reject, modify or delay decision with respect to such matter and the Partners express inconsistent or conflicting opinions or views with respect to such decision. Except as provided below in paragraph (h) of this Section 13.1, in the event of any Deadlock, either Partner (the "Offeror") shall have the right to make an offer as described below (the "Buy-Sell Offer") to the other Partner (the "Offeree") as set forth below:

               (a) The Buy-Sell Offer shall (i) be in writing and be signed by the Offeror; (ii) specify a cash purchase price ("Overall Purchase Price") for all of the assets of the Partnership, as if free and clear of all loans and other financing; (iii) specify the amount of the overall Purchase Price which is attributable to the Project and other Partnership assets; (iv) specify the other major economic terms and conditions upon which the Offeror would be willing to sell to the Offeree either its interest in the Partnership or all of the Partnership assets (and in each case, under the circumstances described below, those same terms and conditions to apply to the sale by the Offeree to the Offeror of either its interest in the Partnership or all of the Partnership assets) in each case consistent with the terms of the alternative elections set forth below in Section 13.1(b); and (v) disclose the terms and details of any discussion, refinancing or proposed sale that the Offeror has entertained, negotiated or discussed during the last 180 days with any third party for all or any portion of the Project.

(b) The Offeree shall have the right, exercisable by delivery of notice in writing (the "Election") to the Offeror within 90 days from the receipt of the Buy-Sell Offer to elect to either:

          (i) sell to the offeror all of the Offeee's right, title and interest in and to its Partnership Interest for the amount that the Offeree would receive if all Partnership assets were sold for the overall Purchase Price, all existing loans and other financing were paid in full, and the remaining proceeds were distributed to the Partners and the Partnership liquidated, all as provided in Section 8.3;

          (ii) purchase all of the Offeror's right, title and interest in and to its Partnership Interest for the amount that the Offeror would receive if all Partnership assets were sold for the Overall Purchase Price, all loans and other financing and other Partnership obligations were paid in full, and the remaining proceeds distributed to the Partners and the Partnership liquidated, all as provided in Section 8.3;

(iii) purchase all of the Partnership assets from the Partnership for a cash purchase price equal to the Overall Purchase Price; or
(iv) cause the Partnership to sell to Offeror all of the Partnership assets for a cash purchase price equal to the Overall Purchase Price.

               (c) In the case of a purchase of all the assets of the Partnership as described in clauses (b) (iii) or (iv), above, the Partner making such purchase may elect, in its sole discretion, to (i) pay all loans and other financing in full from the Overall Purchase Price or (ii) take some or all of the Project subject to such loans and other financings securing such portions of the Project, in which case the overall Purchase Price shall be reduced by the amount of the loans and other financings to which the Project is taken subject to and the other loans and other financings shall be paid from the overall Purchase Price; provided, however, that clause (c) (ii) may not be elected and all loans and other financings must be paid in full from the Overall Purchase Price unless all applicable lenders of such loans and other financings not to be paid consent to the transfer, and agree to release the non-purchasing Partner from all liability with respect to such loans and other financings not being paid and any collateral (including, but not limited to, any note, letters of credit. or guarantees) provided by the non-purchasing Partner is returned or cancelled.

               (d) The Offeree shall deliver the Election to the Offeror within 90 days after receipt of the Buy-Sell Offer. Failure of the Offeree to give the Offeror notice of Offeree's Election shall be deemed, upon the expiration of such 90-day period, to be an Election to sell under clause (b) (i), above.

               (e) All closings of a purchase hereunder shall take place on the date 60 days after Offeree's Election or deemed Election. If the Project is conveyed under Sections 13.1(b) (iii) or (iv), the Partnership shall convey the Project to the purchasing Partner by a special warranty deed, subject to only those exceptions which existed on the date the Property was acquired by the Partnership and such other restrictions, encumbrances, easements, streets and rights-of-way dedicated or created in connection with the development of the Project or the construction of the Improvements and other exceptions to title as may exist [other than liens securing loans, except for loans and other financings to which the Project is to be taken subject to as provided in Section 13.1(c)] which do not materially and adversely affect the ownership or management: of the Project. Title insurance premiums, escrow fees and all other closing costs (other than ad valorem and other real property taxes which shall be prorated between the Partnership and the purchasing Partner in the usual and customary manner, and other than transfer taxes and recordation fees which shall be allocated one-half to the selling Partner and one-half to the purchasing Partner) in connection with such conveyance shall be paid by the purchasing Partner. In the case of a conveyance under Sections 13.1(b)(i) or (ii), all costs of closing shall be paid one-half by the selling Partner and one-half by the purchasing Partner. Closing costs shall not include, however, attorneys' fees or accounting or other professional fees incurred by either Partner (such cost to be paid by the Partner incurring such costs). The purchase price at any closing shall be paid in immediately available funds.

               (f) Either Partner shall be entitled to enforce its rights under this Article XIII by specific performance. I f the offeror defaults under this Article, it shall have no right: to make any future Buy-Sell Offer and shall have no right of first offer provided in Section 12.5 hereof. No Buy-Sell Offer may be made until all periods for making elections and performing obligations under any previous Buy-Sell Offer pursuant to this Article XIII shall have terminated.

               (g) Either Partner may freely assign its rights and obligations pursuant to this Article XIII to any other third party, by delivering notice of such assignment to the other Partner, provided the assigning Partner shall remain primarily liable for any and all of its obligations under this Section 13.1, as if such Partner had not assigned its rights pursuant to this paragraph (g).

               (h) Notwithstanding the foregoing, no Partner shall have the right or power to utilize or initiate the buy-sell procedure set forth in this Section 13.1 with respect to any Deadlock occurring or continuing prior to the Tenth Anniversary.

13.2. Events of Default. For all purposes of this Agreement, any of the following constitute an Event of Default:

               (a) the making of an assignment by a Partner for the benefit of creditors, any General Partner becoming a party to any liquidation or dissolution action or proceeding, the appointment of a receiver, conservator or liquidator for a Partner or for a significant portion of the Partner's assets and, if any of the foregoing occur involuntarily, the same is not dismissed, stayed or discharged within ninety (90) days (thirty (30) days in the case of an appointment of a receiver, conservator or liquidator);

               (b) the filing by a Partner of a petition in bankruptcy, reorganization, arrangement or composition under .any section or chapter of the Federal Bankruptcy Code or any similar law of the United States or any state thereof, or the filing of such a petition against a Partner which is not vacated within ninety (90) days after the date of filing;

               (c) the occurrence of any of the events described in clauses (a) and (b) of this Section 13.2 (i) with regard to any parent corporation of PCI; (ii) with regard to more than one of the managing partners of Linpro (as defined in the partnership agreement of Linpro); or (iii) with regard to any general partner of Linpro, if such event has a material adverse effect on the business of the Partnership (including, but not limited to, application of a higher interest rate on Partnership financing or the requirement by any Partnership lender of any additional security or collateral, including letters of credit or guarantees) that would not have occurred but for the occurrence of such event;

               (d) legal action by a creditor against a Partner for a non-Partnership obligation, that creates an encumbrance on the Project or any part thereof (such as the recordation of a judgment of a lis pendens) provided that the same is not fully released or discharged, whether by payment thereof or by f1ling a bond causing such judgment, lien or other encumbrance to be removed from the Project within thirty (30) days after its imposition, and provided further that the Partner that is or was the subject of such action by a creditor shall not be in default hereunder if it is diligently and in good faith contesting such matter, by appeal or other means that result in a stay of execution on such encumbrance pending resolution of such contest;

               (e) the imposition on any Partner's interest in the Partnership or any distributions of Net Cash Flow or Interim capital Transaction proceeds, voluntarily or involuntarily or by operation of law, of any material lien, charge, encumbrance or adverse claim, provided that the same is not fully released or discharged within 90 days after its imposition, and provided further that the Partner whose Partnership Interest is subject to such material lien, charge, encumbrance or adverse claim shall not be in default hereunder if it is diligently and in good faith contesting such matter and, if in the reasonable judgment of the other Partner, the foreclosure or other sale or transfer of the Partnership Interest subject to the lien, charge, encumbrance or adverse claim is not imminent;

               (f) an attempted or purported assignment, transfer, sale, disposition, pledge, grant of a security interest or hypothecation of a Partner's interest in the Partnership without the prior written consent of the other Partner, except as permitted under this Agreement;

(g) removal of the Managing Partner for cause pursuant to Section 6.5(b) hereof (other than clause (A) - (C) thereof);

               (h) the occurrence of any event with regard to any Partner which would amount to its gross negligence, fraud, malfeasance or knowing violation of applicable laws which materially and adversely affects the Partnership;

               (i) dilution of a Partner's Percentage Interest by more than 50% of its original Percentage Interest pursuant to Section 5.2(e) and any subsequent further dilution occurring after such a 50% reduction; and

               (j) any breach by a Partner of any other material duty imposed upon it under this Agreement, including but not limited to the failure by either Partner to fulfill any purchase or sale obligation of such Partner arising pursuant to Sections 13.1 or 13.4 hereof, if such breach has not been cured or the Defaulting Partner has not commenced appropriate action to cure said breach within thirty (30) days following the giving of written notice of such breach by the other Partner or does not thereafter diligently, continuously, and in good faith continue to cure or take action to cure the breach.

The Partner with respect to which any Event of Default described in the foregoing clauses occurs shall be the "Defaulting Partner," and the other Partner shall be the "Nondefaulting Partner."

          13.3. Rights Upon Event of Default. Upon the occurrence of any Event of Default And for a period of one year thereafter, provided such event (other than removal of the Managing Partner for cause) is then continuing, the Nondefaulting Partner may, in addition to and not in exclusion of its remedies available under this Agreement, at law or in equity, elect to exercise any one or more of the following remedies:

               (a) purchase all (but not less than all) of the Defaulting Partner's Partnership Interest in accordance with Section 13.4 hereof and, if the Nondefaulting Partner has made such election 'to purchase the Defaulting Partner's Partnership Interest in accordance with Section 13.4 below, convert the Defaulting Partner to a limited partner as provided in Section 13.5 hereof; or

(b) dissolve the Partnership without the consent of the Defaulting Partner.
13.4. Purchase Options.

               (a) The Nondefaulting Partner may, but shall not be obligated to, purchase all (but not less than all) of the Partnership Interest of the Defaulting Partner by giving such Partner written notice of its intention to do so at any time for a period of one year after the occurrence of any Event of Default (the "Election Notice") and otherwise complying with the requirements of paragraphs (b) through (f) hereof.

               (b) Within thirty (30) days of the date of receipt by the Defaulting Partner of the Election Notice, the Partners shall meet and attempt to agree on the Fair Market Value (as defined below) of the Partnership's assets. If the Partners agree on the Fair Market Value of the Partnership's assets within such thirty (30) day period (or such longer period as may be mutually agreed to, in writing, by the Partners), then such agreed upon Fair Market Value shall be set forth in writing and promptly delivered to the Partnership's accountants, and shall be the basis for determining the Purchase Price of the Defaulting Partner's interest in the Partnership for purposes of this Section 13.4. Such determination of value shall be final and binding upon the Partners f or all purposes of this Agreement. If the Partners have not agreed on the Fair Market Value of the Partnership's assets within the thirty (30) day period (or such longer period as has been mutually agreed to, in writing), including a failure to agree arising from a refusal or inability of the Defaulting or Nondefaulting Partner to meet with the other Partner to attempt to agree on such Fair Market Value, then the Fair Market Value of all of the Partnership assets shall be determined in accordance with the appraisal procedure set forth in Section 5.9 hereof. The appraisers shall submit copies of their opinion and determination of the Fair Market Value of all of the Partnership's assets simultaneously both to the Defaulting and Nondefaulting Partners and to the Partnership's accountants, and such determination shall be the basis for determining the Purchase Price of the Defaulting Partner's Partnership Interest for purposes of this Section 13.4. The "Fair Market Value" of the assets of the Partnership shall mean the cash price that a sophisticated purchaser would pay for all the assets of the Partnership on the date of the Election Notice. This Section 13.4(b) for determination by appraisal shall be specifically enforceable to the extent such remedy is available under applicable law, and the determination of Fair Market Value hereunder shall be final and binding upon the parties hereto for all purposes of this Agreement.

               (c) Determination of Purchase Price. Within fifteen (15) days after the determination of the Fair Market Value of the assets of the Partnership, the Partnership's accountants shall determine the amount of cash which would be distributed to the Defaulting Partner in liquidation of its interest in the Partnership if the assets of the Partnership had been sold for the Fair Market Value as of the date of the Election Notice and the proceeds thereof were applied to the payment of all liabilities of the Partnership as of such date and the establishment of reserves for contingent or unforeseen liabilities and the remaining amount were distributed to the Partners in accordance with Section 8.3 hereof. Such amount is hereinafter referred to as the "Purchase Price" of the Defaulting Partner's interest in the Partnership. Within fifteen (15) days after the determination of the Fair Market Value of the Partnership's assets, the Partnership I s accountants shall give the Partners written notice of the Purchase Price of the Defaulting Partner's interest in the Partnership, along with a summary statement setting forth the calculation thereof (the "Accountant's Notice"). The determination by the Partnership's accountants of such amounts (including the determination of the amount to be set aside as reserves for contingent or unforeseen liabilities) shall be conclusive and binding on both the Defaulting and Nondefaulting Partners, except for obvious and merely mathematical errors of calculation. The Partnership shall pay the fees and expenses of the Partnership's accountants incurred or charged for the services described in this Section 13.4. This provision for the determination of the Purchase Price shall be specifically enforceable to the extent that such remedy is available under applicable law.

               (d) Closing of Purchase and Sale. The closing of the purchase and sale of the Defaulting Partner's interest in the Partnership shall be consummated through an appropriate escrow within thirty (30) business days following the date of the Accountant's Notice, as provided in Section 13.4(c) above. At such closing, (1) the Defaulting Partner shall transfer to the Nondefaulting Partner or its designee the entire interest of the Defaulting Partner in the Partnership free and clear of all liens, security interests and claims except liens, security interests and claims of the Nondefaulting Partner, and shall deliver to the Nondefaulting Partner or its designee such instruments of transfer, releases and such evidence of the due authorization, execution and delivery and of the absence of any liens, security interests or competing claims as the Nondefaulting Partner or its designee shall reasonably request, and (2) the Defaulting Partner shall receive the Purchase Price, adjusted for the Costs of Transfer (as defined below), in cash. As used herein "Costs of Transfer" shall mean any prepayment penalties on Partnership financing which become due because of the transfer under this Section 13.4, real estate transfer, sales, and stamp taxes, escrow fees, recording fees, and all other closing costs. Such "Costs of Transfer" shall not, however, include attorneys' fees or accounting or other professional fees of either party. Such Costs of Transfer shall be paid one-half by the Nondefaulting Partner or its designee and one-half by the Defaulting Partner. The escrow agent shall provide both Partners with a closing statement reflecting (on an itemized basis) the Costs of Transfer.

               (e) Liabilities. In the event of the purchase of PCI's interest in the Partnership pursuant to this Section 13.4, the PCI Contribution Note shall be cancelled and the original thereof returned to PCI. The purchase of the interest of the Defaulting Partner pursuant to this Section 13.4 shall release the Defaulting Partner (and the Nondefaulting Partner shall indemnify the Defaulting Partner) from all liabilities and claimed liabilities of the Partnership incurred after the date of the Election Notice and from all liabilities and claimed liabilities incurred prior to such date except for (i) liabilities not taken into account (or liabilities the full extent of which were not taken into account) in the determination of Purchase Price, (ii) liabilities or losses arising out of the actions of the Defaulting Partner after the date of the Election Notice, and (iii) tort liabilities not covered by insurance for events occurring prior to the Election Notice. The Partners acknowledge that in determining the Purchase Price of the Defaulting Partner's Partnership Interest pursuant to Section 13.4(c) hereof, an amount was or should have been set aside as reserves for contingent or unforeseen liabilities. In the event that such reserved amount ultimately exceeds the amount of any Partnership contingent or unforeseen liabilities (and legal costs incurred in contesting such liabilities) arising during or incurred with respect to the period ending on the date of the Election Notice, the Nondefaulting Partner or its designee shall make an additional payment to the Defaulting Partner equal to its pro rata share of such excess. Payment of such amount shall be made within thirty (30) days after the date the Partnership actually distributes to its Partners the final amounts reserved for contingent and unforeseen liabilities pursuant to the last sentence of Section 8.3 hereof or, if no such reserves are created upon liquidation of the Partnership, within thirty (30) days after the date of final distribution in liquidation of the Partnership. In the event that the amount reserved in determining the Purchase Price is insufficient to satisfy the contingent or unforeseen liabilities that arose during or were incurred with respect to the period ending on the date of the Election Notice (including legal costs incurred in defending or contesting such liabilities), the Defaulting Partner shall continue to be liable for its pro rata share of such liabilities (and legal costs) and shall pay or reimburse the Nondefaulting Partner or its designee or the Partnership, as appropriate, within thirty (30) days of demand therefore by the Partnership or the Nondefaulting Partner or its designee, as the case may be.

               (f) Withdrawal of Defaulting Partner. Upon closing of the purchase of the Defaulting Partner's interest in the Partnership, the Defaulting Partner shall withdraw completely from the Partnership as a Partner. The Nondefaulting Partner or its designee shall succeed to the capital account of the Defaulting Partner as of such date, and the Defaulting Partner shall have no further rights to distributions from the Partnership, and shall not have any other rights of a partner of the Partnership from such date. Both Partners shall execute any and all documents and instruments necessary or incidental to the transfer of the Defaulting Partner's interest in the Partnership, its withdrawal from the Partnership or to effectuate the purpose of this Section 13.4.

          13.5. Conversion of a Partner's Interest. (a) The Partners acknowledge that it is in the best interest of the Partnership and all of the Partners to assure that the Partners are active, solvent and cooperative participants in the Partnership. Accordingly, in the event a Partner becomes Insolvent or Bankrupt or a Nondefaulting Partner elects to purchase the Partnership Interest of a Defaulting Partner pursuant to Sections 13.3 and 13.4 hereof (the "Conversion Event") then, and in such event, the Partnership shall continue, and (i) the Bankrupt, Insolvent or Defaulting Partner (the "Removed Partner") or its legal representatives, successors or assigns, shall immediately and concurrently therewith cease to have the authority and power of a general partner in the Partnership, and (ii) the Removed Partner or its legal representatives, successors or assigns shall, upon filing in Maryland of the certificate provided for in Section 13.5(b) hereof, become a limited partner hereof and the Partnership shall be converted to a limited partnership. The Removed Partner's (or its successors') Percentage Interest shall be the same as a limited partner as its Percentage Interest as a General Partner but such Partner shall lose all management and/or approval rights hereunder. Notwithstanding the fact that such Removed Partner shall have been converted to a limited partner, such Removed Partner shall remain liable for its contractual obligations under this Agreement, including its obligations to make additional capital contributions pursuant to Section 5.2 hereof, and shall continue to have personal liability for Partnership obligations incurred prior to the date of conversion of its Partnership Interest to the same extent it would have had such liability as a general partner, but shall cease to have personal liability for Partnership obligations incurred on and after the date of conversion of its Partnership Interest except to the extent it is liable for such obligations as a limited partner under the Maryland Uniform Limited Partnership Act.

               (b) Upon the occurrence of the Conversion Event, the other Partner (the "Remaining Partner") shall be and is hereby irrevocably constituted and appointed as the true and lawful attorney-in-fact for the Removed Partner to make, execute, consent to, swear to, acknowledge, deliver, record and file, in the name, place and stead of each Removed Partner, its legal representatives, successors or assigns, a certificate of limited partnership under the laws of the State of Maryland, and- under the applicable laws of any other jurisdiction in which the Remaining Partner deems such filing to be necessary or desirable, to reflect the following facts: (i) the Removed Partner is no longer a general partner; (ii) its former general partnership interest has been converted into a limited partnership interest in a like percentage, and (iii) such additional matters relating to the transaction or the identity of the successor limited partners as may be deemed appropriate or necessary by the Remaining Partner. The Partnership shall bear the expense of preparation and filing of the amended partnership agreement and the certificate of limited partnership. Additionally, the Removed Partner, its legal representatives, successors or assigns shall execute and deliver to the Partnership such additional documents as may be reasonably requested for the purposes of further documenting or reflecting the conversion of such general partnership interest into such limited partnership interest, provided, however, that no failure or refusal on the part of the Removed Partner or its successor in interest to comply with this provision shall be construed as a condition to the effectiveness of such conversion. If the Removed Partner is the Managing Partner, the provisions of Section 6.5(b) (ii) shall apply.

SECTION XIV Dissolution and Termination
14.1. Time for Dissolution. The Partnership shall be dissolved and, except as provided in Section 14.2, its business wound up, upon the earliest to occur of:
(a) December 31, 2039;
(b) Linpro, with the consent of PCI, determining that the Partnership should be dissolved;
(c) An election by the Nondefaulting Partner pursuant to Section 13.3(b) hereof to dissolve the Partnership;
(d) the Partnership becoming Insolvent or Bankrupt;
(e) the last of Linpro or PCI becoming Insolvent or Bankrupt; or
(f) the sale of all or substantially all of the Partnership's assets.

For the purposes of this Agreement, a Person shall be deemed to be "Bankrupt" when such Person files a petition in bankruptcy, or voluntarily takes advantage of any bankruptcy or insolvency law, or is adjudicated a bankrupt, or when a petition or answer is filed proposing the adjudication of such Person as a bankrupt and such Person either consents to the filing thereof or such petition or answer is not discharged or denied prior to the expiration of 90 days from the date of such filing. A Person shall be deemed to be "Insolvent" when such Person shall state by written notice to the Partners or any creditor that his or its assets are insufficient to pay his or its liabilities as they arise or when a receiver or trustee is appointed for such Person (whether voluntarily or involuntarily) and, in the case of an involuntary appointment, is not discharged prior to the expiration of ninety (90) days from the date of such appointment. The Bankrupt or Insolvent Partner shall send written notice of the occurrence of any filing of a petition in bankruptcy, the appointment of a receiver or trustee or any other matter which renders, or with the passage of 90 days may render, it Bankrupt or Insolvent to the other Partner within fifteen days of any such event.

          14.2. No Release of Liability. It is understood and agreed that no dissolution of the Partnership or Conversion Event shall release or relieve any of the parties hereto of their contractual obligations under this Agreement.

          14.3. Disposition of Assets Upon Dissolution. Upon any dissolution of the Partnership, subject to the provisions of Section 13.5 hereof, all assets shall be sold and the proceeds distributed, or the assets distributed in kind if the Partners so elect, to the Partners in the manner and the priority provided for in Section 8.3.

SECTION XV Accounting
15.1. Fiscal Year. The fiscal year of the Partnership shall be the calendar year.

          15.2. Books and Records. The Managing Partner shall keep, or cause to be kept, full and accurate records of all transactions of the Partnership in accordance with principles and practices generally accepted for the cash method of accounting, unless otherwise required by the Code.

          15.3. Location of Books of Account; Inspection. All of the books of account of the Partnership shall, at all times, be maintained in the principal office of the Partnership, and shall be open during reasonable business hours for the reasonable inspection and examination by any Partner or its authorized representatives, who shall have the right to make copies thereof.

          15.4. Tax Returns. The Managing Partner shall cause to be prepared, by Deloitte Haskins & Sells, Arthur Andersen & Co. or such other public accounting firm Approved by the Partners, all tax returns and statements, if any, which must be filed on behalf of the Partnership with any taxing authority, and shall submit such returns and statements to the Partners no later than March 1 of each year, and when Approved by the Partners, make timely filing thereof. Within sixty (60) days after the end of each fiscal year of the Partnership, the Managing Partner shall cause to be delivered to each Partner an unaudited statement setting forth in reasonable detail pertinent information concerning such Partner's distributive share of Partnership income or loss for such year, the distributions of cash made for such fiscal year and such other information as may be reasonably necessary to enable such Partner to prepare and timely file its own tax returns.

15.5. Tax Matters Partner. Linpro is designated as "Tax Matters Partner" as referred to in Section 6231(a)(7)(A) of the Code.
SECTION XVI Reports and Statements

          16.1. Annual Partnership Financial Statements. Within 120 days after the end of each fiscal year of the Partnership, the Managing Partner shall cause to be delivered to the Partners financial statements certified by the Managing Partner (and certified by an independent certified public accountant if such certification is requested in writing by either Partner, in which case such certification shall be at the expense of such Partner, and the Managing Partner may withhold and pay from cash otherwise distributable to such Partner pursuant to the provisions of Section VIII an amount sufficient to pay for such certification), prepared at the Partnership's expense, which statements shall set forth as of the end of and for such fiscal year, the following:

(a) a profit and loss statement and a balance sheet of the Partnership accompanied by appropriate notes or other detail, statements or schedules;
(b) the balances in the capital accounts of each Partner; and
(c) such other information, as in the judgment of the Managing Partner, shall be reasonably necessary for the Partners to be advised of the results of operations of the Partnership.

          16.2. Partner Financial Statements. Within one hundred twenty (120) days following the end of each Partner's fiscal year, PCI and each "managing partner" of Linpro (as. defined in the partnership agreement of Linpro) shall provide year end financial statements for such Partner, certified to by the Chief Financial Officer of such Partner or the corporate parent of such Partner.

          16.3. Semi-Annual Reports. Within ninety (90) days after the end of each semi-annual period of the Partnership, the Managing Partner shall cause to be delivered to the Partners a report of the state of the business and affairs of the Partnership for such semi-annual period which report shall set forth, as of the end of such semi-annual period, the following:

(a) a cash flow statement of the Partnership reflecting the Partnership's revenues and expenses;
(b) a statement comparing current revenues, profit, loss and operating expenses to any appropriate Budget;
(c) a balance sheet showing assets and liabilities;
(d) a narrative report on the status of construction and any other factors of significance to the Partners; and
(e) such other information as in the judgment of the Managing Partner shall be reasonably necessary for the Partners to be advised of the financial status and results of operations of the Partnership.
SECTION XVII Bank Accounts

          The Managing Partner may open and maintain one or more bank accounts at a bank or banks located in the Washington, D.C. metropolitan area in the name of the Partnership in which shall be deposited all funds of the Partnership. Withdrawals from such account or accounts shall be made only in accordance with this Agreement upon the signature or signatures of such person or persons as the Managing Partner shall designate. The Partners acknowledge and agree that funds of the Partnership may be withdrawn from one or more of its accounts and deposited in a central account in the name of an entity affiliated with the Managing Partner, so long as such funds do not exceed the amount of costs and expenses previously Approved by the Partners as costs and expenses which will be deposited in such affiliated account (which costs and expenses shall not include payments to the Partnership's general contractor or any Partnership lender, which amounts shall be paid directly out of Partnership accounts) and so long as separate entries are made on the books and records of the Partnership and on the books and records of such other affiliated entity reflecting that deposits in the bank account of such entity with respect to amounts received from the Partnership have been deposited therein for the account of the Partnership and that withdrawals from such bank account have been made for the purpose of disbursing funds to the Partnership or for the purpose of paying costs, expenses or liabilities of the Partnership.

SECTION XVIII Notices

          Whenever any notice is required or permitted to be given under any provision of this Agreement, such notice shall be in writing, signed by or on behalf of the person giving the notice, and shall be deemed to have been given when delivered by personal delivery or on the third (3rd) business day after it is mailed by certified mail, postage prepaid, return receipt requested, addressed to the person or persons to whom such notice is to be given as follows (or at such other address as shall be stated in a notice similarly given):

(a)	If to Linpro, such notice shall be given at:
The Linpro Company 1717 Elton Road, Suite.211 Silver Spring, MD 20903 Attention: Mr. John Chirtea
with a copy to
Jones, Day, Reavis & Pogue Metropolitan Square 1450 G Street, N.W. Washington, D.C. 20005-2088 Attention: Sigmund T. Weiner, Esq.
(b)	If to PCI, such notice shall be given at
Potomac Capital Investment Corporation Suite 600 900 19th Street, N.W. Washington, D.C. 20006 Attention: Mr. Frank J. Spingler
with a copy to
Hazel & Thomas, P.C. Suite 400 2001 Pennsylvania Avenue, N.W. Washington, D.C. 20006 Attention: Stanley A. Levine, Esq.
provided, however, all Partners shall at all times provide an address within the continental United States.
SECTION XIX Defined Terms
19.1. Defined Terms. As used in this Agreement, the following terms have the following respective meanings, unless the context clearly requires otherwise:
"Accountant's Notice". As defined in Section 13.4(b) of this Agreement.

          "Adjusted Capital Account Deficit": With respect to any Partner, the deficit balance, if any, in such Partner's capital account as of the end of the relevant fiscal year, after giving effect to the following adjustments:

          (i) Credit to such capital account any amounts which such Partner is obligated to restore or is deemed to be obligated to restore pursuant to the penultimate sentence of Treasury Regulation Sections 1.704-lT(b) (4)(iv)(f) and (h)(5) or any successor provisions thereto; and

(ii) Debit to such capital account the items described in Treasury Regulation Sections 1.704-l(b)(2)(ii)(d) (4), (d)(5) and (d)(6), or any successor provisions thereto.

The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Treasury Regulation Section 1.704-1(b)(2)(ii) (d) or any successor provision thereto and shall be interpreted consistently therewith.

          "Affiliate": With regard to any Person, (a) any partner or shareholder in such Person or any partner in any partner in such Person; (b) any member of the immediate family of (i) any such Person, (ii) any partner in such Person, (iii) any partner in any partner in such Person or (iv) any Person described below in clause (c) of this definition; (c) any Person which controls, is controlled by or is under common control with (i) such Person, (ii) any partner or shareholder in such Person or (iii) any partner in any partner in such Person, or any Person that is controlled by the same Persons that shall then control such Person or any partner in such Person or any partner in any partner in such Person. As used herein, the term "immediate family" shall mean the spouse, ancestors, lineal descendants, brothers, sisters, nieces, nephews, aunts, uncles, spouses of any of them, and trusts established for the benefit of any of them. As used herein, the term "control", "controlled by" and "under common control with" shall include the ownership of ten percent (10%) or more of the beneficial interest in the person referred to.

"Agreement": This Partnership Agreement as amended from time to time, together with the exhibits attached hereto.
"Annual Budget": As defined in Section 10.3 of this Agreement.

          "Approved by the Partners", "Approval of the Partners" or "Approved" or "Approval": The unanimous approval of the Partners in accordance with Section 6.4 of this Agreement, as evidenced by the written consent of one Representative of each Partner or by written minutes of a meeting of the Partners approved or deemed approved in accordance with Section 6.4 hereof. The Partners acknowledge and agree that they have approved as of the date of this Agreement the C&P Lease, the Omni Construction Contract, the Projected Project Costs and Rate Factor and the C&P Plans.

          "Base Lending Rate": The rate of interest identified as the "Prime Rate" in the money rates column published each day in The Wall Street Journal and defined therein as the base rate on corporate loans at large U.S. money center commercial banks. If The Wall Street Journal should cease publishing such rate, then the "Prime Rate" shall mean and refer to the rate of interest -announced from time to time by The Riggs National Bank of Washington, D.C., or its successor, as its "prime interest rate", "base lending rate", "index rate" or other reference rate, as the case may be, for commercial lending transactions (or the first of those listed above if more than one is announced). Any change in the interest rate resulting from a change in the Prime Rate shall be effective without notice to any party on the date of such change.

"Book Basis": With respect to any asset, the asset's adjusted basis for federal income tax purposes, except as follows:
(a) The initial Book Basis of any asset contributed by a Partner to the Partnership shall be the gross fair market value of such asset;

               (b) The Book Basis of all Partnership assets shall be adjusted to equal their respective gross fair market values, as determined by the Partners, or if the Partners are unable to agree, in accordance with the appraisal procedures set forth in Section 5.10, as of the following times: (a) the acquisition of an additional interest in the Partnership by any new or existing Partner in exchange for more than a de minimis capital .contribution or the distribution by the Partnership to a Partner of more than a de minimis amount of cash or Partnership property as consideration for an interest in the Partnership; and (b) the liquidation of the Partnership within the meaning of Treasury regulation Section 1.704-l(b)(2)(ii)(g).

               (c) The Book Basis of any Partnership asset distributed to any Partner shall be the gross fair market value of such asset on the date of distribution, as determined by the Partners, or if the Partners are unable to agree, in accordance with the appraisal procedures set forth in Section 5.10; and

               (d) The Book Basis of Partnership assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Section 743(b), but only to the extent that such adjustments are taken into account in determining capital accounts pursuant to Treasury regulation Section 1.704-1(b)(2)(iv)(m); provided, however, that Book Basis shall not be adjusted pursuant to this subparagraph (d) to the extent that the Managing Partner determines that an adjustment pursuant to subparagraph (b) of this definition is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this subparagraph (d). If the Book Basis of any asset has been determined or adjusted pursuant to subparagraphs (a), (b) or (d) hereof, such Book Basis shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Profits and Losses.

"Budget": One or both of the Annual Budget and/or the C&P Budget.
"Building": As defined in Section III of this Agreement.
"C&P": As defined in Section III of this Agreement.
"C&P Budget": That certain budget attached hereto as Exhibit "G", as amended from time to as provided in this Agreement.
"C&P Lease": As defined in Section III of this Agreement.
"C&P Plans": As defined in Section III of this Agreement.
"Code": The Internal Revenue Code of 1986, as amended.
"Construction Deficit": As defined in Section 5.1(b) of this Agreement.
"Construction Lender": Signet Bank/Maryland, a Maryland banking corporation.
"Construction Loan": That certain $10,600,000 construction and interim financing loan from Signet Bank/Maryland pursuant to that certain loan commitment letter dated November 21, 1990 ("Commitment").
"Construction Management Fee": As defined in Section 9.3 of this Agreement.
"Costs of Transfer": As defined in Section 13.4(d) of this Agreement.
"Date of Default": As defined in Section 5.2(e) of this Agreement.
"Deadlock": As defined in Section 13.1 of this Agreement.
"Defaulting Partner": The Partner described as a defaulting Partner pursuant to Sections 5.2(e) or 13.2 hereof, as the case may be.
"Deficit": As defined in Section 5.2(c) of this Agreement.
"Deficit Contribution(s)": The capital contributions made pursuant to Section 5.2(e)(i) hereof.
"Deficit Contribution Account": As defined in Section 11.2 of this Agreement.
"Deficit Contribution Preferred Return": The preferred return described in Section 11.2(c) of this Agreement.

          "Depreciation": With respect to any Partnership asset for each fiscal year or other period of the Partnership, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable with respect to such asset for such year or other period, except that, if the Book Basis of such asset at the beginning of such year or other period differs from its adjusted basis for federal income tax purposes at the beginning of such year or other period, Depreciation for such' year or other period shall be an amount that bears the same ratio to such beginning Book Basis as the federal income tax depreciation, amortization, or other cost recovery deduction for such year or other period bears to such beginning adjusted tax basis; provided, however, that if the federal income tax depreciation, amortization, or other cost recovery deduction for such year or other period is zero, Depreciation for such year or other period shall be determined with reference to such beginning Book Basis using any reasonable method selected by the Partners.

"Development": The Property as improved by the Site Improvements alone.
"Election Notice": As defined in Section 13.4(a) of this Agreement.
"Event of Default": As defined in Section 13.2 of this Agreement.
"Fair Market Value": As defined in Section 13.4(b) of this Agreement.
"Improvements": The Site Improvements together with the Buildings.
"Indemnitee": Any Partner, any partner of a Partner, and any officer, director, shareholder or employee of any Partner or partner of a Partner.

          "Interim Capital Transaction": A sale, financing, refinancing or other transaction which, according to generally accepted accounting practices, is attributable to capital but which does not result in the dissolution and winding up of the Partnership.

          "Key Persons": As to each Partner, those persons designated under the name of such Partner on Exhibit "B". Each Partner may make any changes, additions and deletions to its list of Key Persons, provided that any new or replacement person appointed by a Partner as a Key Person is approved by the other Partner in its reasonable discretion.

"Linpro": Linpro Harmans Land Limited Partnership, a Delaware limited partnership, its successors or permitted assigns.
"Major Decisions": As defined in Section 6.3 of this Agreement.
"Managing Partner": Linpro, or its successors or permitted assigns, or any other Partner who becomes a Managing Partner pursuant to the provisions of Section 6.5 of this Agreement.

          "Net Cash Flow": For any period for which such amount is being computed, (a) Operating Revenues of the Partnership during such period, minus (b) the Operating Expenses of the Partnership during such period.

"Nondefaulting Partner": The Partner described as a nondefaulting Partner in Sections 5.2(d) or 13.2 hereof, as the case may be.
"Nonrecourse Deductions": As defined in Treasury Regulation Section 1.704-lT(b)(4)(iv)(a).
"Omni Construction Contract": That certain Construction Contract-Cost Plus Fee with Guaranteed Maximum by and between Harmons Building Associates and Omni Construction Inc.

          "Operating Expenses": For any period for which such Operating Expenses are being determined, the sum of the total gross expenditures of the Partnership for operations during such period, including (a) all cash operating expenses (including all management fees and other fees, expenses and allowances paid to any Partner, but not including the Project Development Distribution), (b) all debt service payments of the Partnership (other than out of the proceeds of any Sale or loan and excluding payments of the Deficit and Rent Change Order Contribution Accounts), (c) all expenditures by the Partnership which are treated as capital expenditures (as distinguished from expense deductions) under generally accepted accounting practices, (d) real estate taxes, personal property taxes and sales taxes and (e) deposits to the Reserve Account; provided, however, that Operating Expenses shall not include any payments or expenditures to the extent the sources or funds used for such payment or expenditure are not included in Operating Revenues.

          "Operating Revenues": For any period for which such Operating Revenues are being determined, the sum of the total gross revenues of the Partnership from operations received by the Partnership during such period, including all receipts of the Partnership from (a) rent, additional-rent and percentage rent paid to the Partnership (including for parking facilities), (b) concessions, (c) rent or business interruption insurance, if any, (d) funds deposited into the Partnership operating account to the extent such funds are withdrawn from the Reserve Account as a result of reductions in such reserves, (e) reimbursements of expenses paid by the Partnership which are to be borne by others, (f) deposits in the event of a forfeiture thereof to the Partnership, and (g) other revenues and receipts realized by the Partnership from operations and customarily included in net cash flow; but shall not include advanced rentals paid (until such time as they are earned by the Partnership), insurance loss proceeds (except for any proceeds from business or rental interruption insurance), proceeds or funds from Interim Capital Transactions and the sale or other disposition of Partnership assets following the dissolution of the Partnership.

"PCI": Potomac Capital Investment Corporation, a Delaware corporation, or its permitted successors and assigns.
"PCI Additional Capital Contributions": As defined in Section 5.1(b) of this Agreement.

          "Partially Adjusted Capital Account": With respect to any Partner for any fiscal year of the Partnership, the Capital Account of that Partner at the beginning of that fiscal year, adjusted for all contributions and distributions during such fiscal year and all special allocations pursuant to Section 7.3 with respect to that fiscal year and by assuming that amounts distributable with respect to that fiscal year pursuant to this Agreement (other than incident to liquidation) are distributed in that fiscal year (and that such amounts are not taken into account again when they are actually distributed), but before giving effect to any allocations of Profits or Losses pursuant to Section 7.1.

"Partner Minimum Gain": The minimum gain attributable to Partner Nonrecourse Debt, as defined in Treasury Regulation Section 1.704-lT(b) (4) (iv) (h).
"Partner Nonrecourse Debt": As determined in accordance with Treasury Regulation Section 1.704-lT(b) (4) (iv) (h) or any successor provision thereto.
"Partner Nonrecourse Deductions": As defined Treasury Regulation Section 1.704-1T(b) (4) (iv) (h).
"Partners": Linpro and PCI, or their successors and permitted assigns.
"Partnership": The general partnership formed pursuant to this Agreement.
"Partnership Act": As defined in Section 1.1 of this Agreement.

          "Partnership Interest": For each Partner separately, all of that Partner's rights in connection with the Partnership, including, but not limited to such Partner's Percentage Interest in the Partnership, rights in specific Partnership property, if any (including, but not limited to, contract rights), rights to participate in the management of the Partnership, rights to distributions, reimbursements or other payments, rights to Profits, Losses and other allocations and all other rights of such Partner under this Agreement and the Partnership Act.

          "Partnership Minimum Gain": The gain that would be recognized by the Partnership for federal income tax purposes if property of the Partnership which is security for nonrecourse debt of the Partnership were foreclosed upon and such property were transferred to the creditor in satisfaction of such debt, as determined under Treasury Regulation Section 1.704-1T(b)(4)(iv)(c) or any successor provision thereto.

"Percentage Interest": Except as adjusted pursuant to Section 5.2(e) hereof, fifty percent (50%) in the case of PCI and fifty percent (50%) in the case of Linpro.

          "Person": Any individual, partnership, limited partnership, foreign limited partnership, joint venture, trust, estate, corporation, joint stock company, association, custodian, trustee, executor, administrator, nominee or other entity, in its own or a representative capacity.

          "Preferred Return": As to each Partner separately and as of any date, an amount equal to a nine and one-half percent (9.50%) cumulative preferred return per annum (but compounded monthly) on the Unrecovered Capital Account of such Partner.

          "Profits" or "Losses": For each fiscal year or other period, an amount equal to the Partnership's taxable income or loss for such year or period, determined in accordance with Section 703(a) of the Code (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Section 703(a) (1) of the Code shall be included in taxable income or loss), with the following adjustments:

               (a) any income of the Partnership that is exempt from federal income tax and not otherwise taken into account in computing Profits or Losses pursuant to this definition shall be added to such taxable income or loss;

               (b) any expenditures of the Partnership described in Section 705(a)(2)(B) of the Code or treated as Code Section 705(a)(2)(B) expenditures pursuant to Treasury regulation Section 1.704-l(b)(2)(iv)(i), and not otherwise taken into account in computing Profits or Losses pursuant to this definition, shall be subtracted from such taxable income or loss;

               (c) in the event the Book Basis of any Partnership asset is adjusted pursuant to subparagraphs (b) or (c) of the definition of Book Basis, the amount of such-adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Profits or Losses and allocated in accordance with Section VII hereof;

               (d) gain or loss resulting from any disposition of Partnership assets with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Book Basis of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Book Basis;

               (e) in lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such fiscal year or other period, computed in accordance with the definition of Depreciation contained herein; and

(f) any items of income, gain, deduction and loss allocated pursuant to Section 7.3 shall not be taken into account in determining Profit and Loss.
"Project": The Property as improved by both Site Improvements and Buildings.
"Project Development Distribution": An amount equal to. $311,000.00.
"Property": As defined in Section III of this Agreement.
"Purchase Price": As defined in Section 13.4(c) of this Agreement.
"Related Entity": Any other Person in which the Partnership owns an interest.
"Removed Partner": As defined in Section 13.5 of this Agreement.
"Rent Change Orders": As defined in the C&P Lease.
"Rent Change Order Contributions": As defined in Section 5.2(b) hereof.
"Rent Change Order Contribution Account": As defined in Section 11.l(b) hereof.
"Rent Change Order. Preferred Return": As defined in Section 11.l(c) hereof.
"Representatives": As defined in Section 6.4(c) hereof.
"Reserve Account": As defined in Section 9.2.
"Sale": The sale or condemnation of all or any portion of the Property or the Project.

          "Section 704(b) Regulations": The final income tax regulations under Section 704(b) of the Code relating to the determination of a Partner's distributive share of partnership income, gain; loss, deduction or credit (or item thereof), and any outstanding proposed income tax regulations under section 704(b) of the Code.

"Site Improvements": As defined in Section III of this Agreement.

          "Target Account": With respect to any Partner for any fiscal year of the Partnership, a balance (which may be either positive or negative) equal to (i) the hypothetical distribution that Partner would receive if all Partnership assets (including cash) were sold for cash equal to their Book Basis (taking into account any adjustments to Book Basis for that fiscal year), all Partnership liabilities were satisfied to the extent required by their terms (limited, with respect to each Partnership nonrecourse liability, to the Book Basis of the assets securing such liability) and all net assets of the Partnership (including the proceeds from the disposition) were distributed in full pursuant to Section 8.3 hereof, all as of the last day of the fiscal year, reduced by (ii) that Partner's share of Partnership Minimum Gain and Partner Minimum Gain as determined pursuant to Treasury Regulation Section 1.704-1T(b)(4)(iv) immediately prior to the hypothetical sale.

"Tenth Anniversary": The tenth anniversary of the "Rent Commencement Date", as such term is defined in the C&P Lease.

          "Unrecovered Capital Account": As to each Partner separately and as of any given time, an amount equal to the excess, if any, of (a) the aggregate amount of the capital contributions made by such Partner to the Partnership pursuant to Article V hereof (other than Rent Change Order Contributions and Deficit Contributions) over (b) the sum of all amounts theretofore distributed to such Partner pursuant to Sections 8.2(d), 8.3(d) and 8.5 hereof.

          "Windfall Net Cash Flow": For any fiscal year or shorter accounting period, beginning on the "Rent Commencement Date" (as such term is defined in the C&P Lease), the amount of (A) the excess (if any) of (i) the actual Net Cash Flow of the Partnership for such period, over (ii) the amount of Net Cash Flow that would exist for such period if instead of making the actual debt service payments on the construction or permanent loan for the Project for such period the Partnership were making debt service payments during or for such period on a self-amortizing, 20-year term loan of $9,000,000 at the actual interest rate that applies to the permanent loan to the Partnership from Mass Mutual Life Insurance Company of Springfield, Massachusetts, if the Partnership has in fact obtained such a loan, or if the Partnership has not obtained such a loan, at the rate that the Partners agree would have applied under such a loan based on the terms of the letter agreement of November 30, 1990 engaging Latimer & Buck to obtain a 20-year, self-amortizing loan of $9,000,000 from Mass Mutual, but all other Partnership Operating Expenses were unchanged, less (B) the amount of the Rent Change Order Preferred Returns of the Partners for such period.

          19.2. Accounting Terms. Except as otherwise specifically provided herein, all terms herein which relate to accounting matters shall be interpreted in accordance with generally accepted accounting practices.

          19.3. Additional Terms. Capitalized terms used in this Agreement and not defined in Section 19.1 hereof shall (unless otherwise expressly provided herein) have the meanings assigned to them in other portions of this Agreement.

SECTION XX Miscellaneous
20.1. Binding Effect. Except as herein otherwise provided to the contrary, this Agreement shall be binding upon and inure to the benefit of the parties hereto, their successors and assigns.
20.2. Amendments. No amendment, modification or waiver of this Agreement, or any part hereof, shall be valid or effective unless in writing and signed by Linpro and PCI.
20.3. Applicable Laws. This Agreement shall be governed by and construed in accordance with the laws of the State of Maryland.

          20.4. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original, and said counterparts shall constitute but one and the same instrument which may be sufficiently evidenced by one counterpart.

          20.5. Waiver. No consent or waiver, either expressed or implied, by any Partner to or of any breach or default by any other Partner, in the performance by such other Partner of the obligations thereof under this Agreement shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance by such other Partner of the same or any other obligations of. such other Partner under this Agreement. Failure on the part of any Partner to complain or to pursue complaints with respect to any acts or failure to act of any other Partner, or failure on the part of any Partner to declare any other Partner in default, irrespective of how long such default continues, shall not constitute a waiver by such Partner of the rights and remedies thereof under this Agreement or otherwise at law or in equity.

          20.6. Additional Acts. In connection with this Agreement, as well as all transactions contemplated by this Agreement, each Partner agrees to execute and deliver such additional documents, instruments and take all such necessary action and to perform such additional acts as may be necessary or appropriate to effectuate, carry out and perform all of the terms, provisions and conditions of this Agreement and all such transactions.

          20.7. Construction. The headings and titles of the Sections, Sub-sections and Paragraphs herein have been inserted as a matter of convenience of reference only and shall not control or affect the meaning or construction of any of the terms or provisions herein.

          20.8. Gender. Whenever the context shall so require, all words herein in any gender shall be deemed to include the masculine, feminine, or neuter gender, and all singular words shall include the plural, and all plural words shall include the singular.

          20.9. Legal Construction. In case any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision hereof and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. Furthermore, in lieu of each such illegal, invalid or unenforceable provision there shall be added automatically as part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

          20.10. Prior Agreement Superseded. This Agreement supersedes any prior understanding or written or oral agreements between the parties respecting the within subject matter and contains the entire understanding between the parties with respect thereto.

          20.11. This Agreement. The words "herein," "hereof," "hereunder," "hereby," "this Agreement" and other similar reference shall be construed to mean and include this Agreement and all amendments thereof and supplements thereto unless the context should clearly indicate or require otherwise.

          20.12. Non-Exclusive Remedies. Except as otherwise provided herein, no remedy herein conferred or reserved is intended to be exclusive of any other available remedy or remedies, and each and every such remedy shall be cumulative and shall be in addition to every such remedy given under this Agreement or now or hereafter existing at law or in equity or by statute. It is expressly agreed that the remedy at law for breach by any of the parties for its obligations hereunder is inadequate in view of the complexities and uncertainties in measuring the actual damages which would be sustained by reason of either party's failure to comply fully with each of such obligations. Accordingly, the obligations of each party hereunder are expressly made enforceable by specific performance.

          20.13. No Third Party Beneficiary Rights. This Agreement is made solely and specifically between and for the benefit of the parties hereto, and their respective successors and assigns, subject to the express provisions hereof relating to successors and assigns, and no other person, individual, corporation or entity, whatsoever, shall have any rights, interests or claims hereunder or be entitled to any benefits under or on account of this Agreement as a third party beneficiary or otherwise.

          20.14. Exhibits. All exhibits, attachments, annexed instruments and addenda referred to herein shall be considered a part of this Agreement as fully as if and with the same force and effect as if such exhibit, attachment, annex or addendum had been included herein in full.

          20.15. General Representations. Each of the Partners represents and warrants to the other Partner that (a) the execution, delivery and performance of this Agreement and its ancillary documents attached hereto as Exhibits ("Ancillary Documents") have been duly and validly authorized by all necessary action, corporate or otherwise, on the part of it, (b) the execution, delivery and performance of this Agreement and Ancillary Documents will not result in a breach or violation of or a default under its articles of incorporation or partnership agreement, or under any loan or other agreement or instrument by which it or any of its properties is bound or under any statute, rule, regulation, order or other law to which it or any of its properties is subject, (c) this Agreement and those Ancillary Documents to which it is a party are legal, valid and binding obligations of it, enforceable against it in accordance with their terms and conditions, (d) it is a legal entity duly organized, validly existing and in good standing under the laws of its jurisdiction of formation and has all necessary power and authority to own its property and carry on its business as presently conducted (including in the manner contemplated by this Agreement and Ancillary Documents) and is duly qualified to do business and is in good standing in all jurisdictions which the ownership or use of its property or its activities presently make such qualification necessary, except for such jurisdictions in which the failure to be so qualified or in good standing would not materially impair its obligations pursuant to this Agreement, (e) all authorizations, approvals and consents, if' any, required to be obtained from, and all registrations, declarations and filings, if any, required to be made with, all governmental authorities and regulatory bodies and all other persons or entities to permit it to execute and deliver, and to perform its obligations, under this Agreement and Ancillary Documents have been obtained or made and all such authorizations, approvals, consents, registrations, declarations and filings are in full force and effect, and all terms and conditions contained in or existing in respect of, such authorizations, approvals, consents, registrations, declarations and filings have, to the extent necessary prior to the date of execution and delivery hereof and thereof, been duly satisfied and performed, (f) neither it nor any of its partners or shareholders in the hands of a receiver or has committed an act of bankruptcy, and (g) there are no judgments, orders, or decrees of any kind against it unpaid or unsatisfied of record nor any legal action, suit or other legal or administrative proceeding pending before any court or administrative agency which would have a material adverse effect on its financial condition.

          20.16. Language. The language used in this Agreement shall be deemed to be the language chosen by the Partners to express their mutual intent, and no rule of strict construction shall be applied against any Partner.

          20.17. Confidentiality. Each Partner shall keep confidential and not use or disclose to others and shall use its best efforts to prevent any of its employees, former employees, agents and representatives from using or disclosing, without the prior written consent of the other Partners, any information or data which both (i) pertains to this Agreement, any negotiations pertaining thereto, any of the transactions contemplated hereby or the business of the Partnership and (ii) the other Partner hereto has labeled in writing as confidential or proprietary; provided, however, that nothing in this Section 20.17 shall apply to any information or data (a) which the Partner in question can show is known to the public or which hereafter becomes known to the public other than by its acts or omissions; or (b) the disclosure of which is required by, securities, accounting or other - applicable laws or regulations; or (c) which it could show was already in its possession prior to receipt from the other Partner. Nothing in this Section 20.17 shall expand or contract the rights or obligations of either Partner with respect to any information previously provided to such Partner pursuant to any other confidentiality agreement. The provisions of this Section 20.17 shall survive the termination of this Agreement and the liquidation of the Partnership.

          20.18. Limitation of Liability. Notwithstanding anything in this Agreement to the contrary, in no event shall the Partnership or PCI have recourse against (i) the principal personal residences of any partner of Linpro or (ii) any other assets of Linpro or any partner of Linpro (an "Obligor") except those business assets of such Obligor at the time of enforcement of such Obligor's obligations under this Agreement then comprising or relating to the group of entities and properties commonly known as or operating under "The Linpro Company" name. The assets referred to in clause (ii) of the preceding sentence, which are intended to be subject to execution upon any judgment obtained by PCI in enforcement of such Obligor's obligations, shall include receivables from, and ownership interests or other investments in, partnerships, corporations or other entities known as or operating under "The Linpro Company" name.

IN WITNESS WHEREOF, the parties hereto have executed this Partnership Agreement as of the day and year first above written.

LINPRO:

LINPRO HARMANS LAND LIMITED PARTNERSHIP, a Delaware limited partnership

By:  Linpro Harmans Land
        Associates Limited Partnership

By:  _____________________________
        __________________________ (Name)
        ___________________________ (Title)

By:  /s/ JOHN CHIRTEA
             John Chirtea                           (Name)
             General Manager                      (Title)

THE DISTRICT OF COLUMBIA

          BEFORE ME, the undersigned authority, on this day personally appeared _______________ and John Chirtea, general partners of LINPRO HARMANS LAND ASSOCIATES LIMITED PARTNERSHIP, a Delaware limited partnership and a general partner of LINPRO HARMANS LAND LIMITED PARTNERSHIP, a Delaware limited partnership, known to me to be the persons whose names are subscribed to the foregoing instrument, and acknowledged to me that they executed the same for the purposes and consideration therein expressed, in the capacity therein stated and as the act and deed of said partnership.

          GIVEN UNDER MY HAND AND SEAL OF OFFICE this 30th day of December, 1990.

My commission expires: My Comm. Expires, Jan. 14, 1992	/s/ Notary Public- in and for County the District of Columbia
IN WITNESS WHEREOF, the parties hereto have executed this Partnership Agreement as of the day and year first above written.

LINPRO:

LINPRO HARMANS LAND LIMITED PARTNERSHIP, a Delaware limited partnership

By:  Linpro Harmans Land
        Associates Limited Partnership

By:  /s/ JOHN A. BERRY
             John A. Berry                          (Name)
             General Manager                      (Title)

By:  /s/ JOHN CHIRTEA
             John Chirtea                           (Name)
             General Manager                      (Title)

THE STATE OF ______________ COUNTY OF _________________

          BEFORE ME, the undersigned authority, on this day personally appeared              and                 , general partners of LINPRO HARMANS LAND ASSOCIATES LIMITED PARTNERSHIP, a Delaware limited partnership and a general partner of LINPRO HARMANS LAND LIMITED PARTNERSHIP, a Delaware limited partnership, known to me to be the persons whose names are subscribed to the foregoing instrument, and acknowledged to me that they executed the same for the purposes and consideration therein expressed, in the capacity therein stated and as the act and deed of said partnership.

          GIVEN UNDER MY HAND AND SEAL OF OFFICE this 30th day of December, 1990.

My commission expires:	Notary Public- in and for County
PCI: POTOMAC CAPITAL INVESTMENT CORPORATION, a Delaware corporation By: /s/ F. J. SPINGLER F. J. Spingler (Name) Vice President - Real Estate (Title)
THE DISTRICT OF COLUMBIA

          BEFORE ME, the undersigned authority, on this day personally appeared F. J. Spingler, a Vice President/Real Estate, of Potomac Capital Investment Corporation, a Delaware corporation, known to me to be the person whose name is subscribed to the foregoing instrument, and acknowledged to me that the same was the act of said corporation, and that he executed the same for the purposes and consideration therein expressed, in the capacity therein stated and as the act and deed of said corporation.

          GIVEN UNDER MY HAND AND SEAL OF OFFICE this 30th day of December, 1990.

My commission expires: My Comm. Expires Jan. 14, 1992	Notary Public- in and for County The District of Columbia

EXHIBIT "A" REAL PROPERTY DESCRIPTION
All that lot or parcel of ground situated and lying in Anne Arundel County, Maryland and more particularly described as follows:

Lot 3, containing 14.360 acres, as shown on Plat 2 of 4 inn the subdivision known as Linpro-Harmans Property per Administrative Subdivision Plat recorded in Plat Book 128, Page 29 (the "Administrative Plat") in the Land Records of Anne Arundel County, Maryland (the "Land Records");

Together with the undivided interest allocated to said Lot 3 in the Reserved Parcel for Stormwater Management as set forth in General Note 3 on Plat 1 of the Administrative Plat and all right, title and interest pertaining to said Lot 3 under that certain Storm Water Facilities Maintenance and Management Agreement and Declaration of Easements, Covenants and Restrictions of even or approximate date hereof between Linpro Harmans Land Limited Partnership and Harmans Road Storm Water Association, Inc. and recorded or to be recorded in the Land Records;

Together with rights of vehicular and pedestrian ingress and egress over private 70 foot, 60 foot and 50 foot common access rights-of-way shown on that certain minor subdivision plat recorded in the Land Records in Liber 3646 at Page 103 and all right, title and interest pertaining to said Lot 3 under that certain Maintenance Agreement dated April 10, 1990 between Linpro Harmans Land Limited Partnership and Kop-Flex, Inc. and recorded in the Land Records in Liber 5100, Folio 653;

Together with rights contained in that certain Memorandum of Water Line Easement dated April 10, 1990 between Linpro Harmans Land Limited Partnership and Kop-Flex, Inc. and recorded in the Land Records in Liber 5100, Folio 625; and

Together with any and all easements, privileges, appurtenances, rights, title and interest pertaining to said Lot 3.

EXHIBIT "B" to the Partnership Agreement
PARTNER REPRESENTATIVES AND KEY PERSONS
LINPRO:
	Name	Address
	Mark S. Corneal John Chirtea John A. Berry	Suite 211 1717 Elton Rd. Silver Spring, MD 20903
PCI:
	Frank J. Spingler Eileen Hallquist	Suite 600 900 19th St., N.W. Washington, D.C. 20006

EXHIBIT "C" to the Partnership Agreement
PCI CONTRIBUTION NOTE
PROMISSORY NOTE FROM POTOMAC CAPITAL INVESTMENT CORPORATION, a Delaware corporation to the Order of HARMANS BUILDING ASSOCIATES, a Maryland general partnership
December 28, 1990

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, TRANSFERRED OR ASSIGNED UNLESS SO REGISTERED OR AN EXEMPTION FROM REGISTRATION UNDER SAID ACT IS AVAILABLE.

PROMISSORY NOTE

$1,775,000.00	December 28, 1990

          FOR VALUE RECEIVED, POTOMAC CAPITAL INVESTMENT CORPORATION, a Delaware corporation (the "Maker"), promises to pay to the order of HARMANS BUILDING ASSOCIATES, a Maryland general partnership having an address at 1717 Elton Road, Suite 211, Silver Spring, Maryland 20903 (the "Partnership"), at said address of the Partnership or such other place as the Partnership. may designate in writing to the Maker, the principal sum of One Million Seven Hundred Seventy-Five Thousand and No/l00ths Dollars ($1,775,000.00), without interest. Provided that the Signet Loan (as hereafter defined) has not been paid in full, then the principal sum hereof shall be payable in one (1) installment which shall be dated on the date which occurs one (1) year from the date of this Promissory Note. If the Signet Loan has been paid in full prior to one year from the date hereof, then the principal sum hereof shall be payable in accordance with the terms and provisions of the General Partnership Agreement of the Borrower.

The Maker shall have the right to prepay the principal indebtedness evidenced hereby in whole or in part at any time or times without premium or penalty.
The Maker hereby waives presentment, demand, notice of dishonor, protest and all other demands and notices in connection with the delivery, acceptance and enforcement of this Note.
The Maker agrees to pay on demand all costs of collection, including reasonable attorneys' fees, incurred by the holder in enforcing the obligations created by this Note.

          This Note may only be sold, transferred or assigned in whole to Signet Bank/Maryland, a Maryland banking corporation, pursuant to a construction and interim loan transaction in the principal amount of up to Ten Million Six Hundred Thousand Dollars ($10,600,000.00) (the "Signet Loan") and may be further sold, transferred or assigned only in whole by Signet Bank/Maryland. Under no circumstances may this Note be sold, transferred or assigned in part by any holder.

          None of the terms or provisions of this Note may be excluded, modified or amended except by a written instrument duly executed on behalf of the Maker, the Partnership ;and the holder of this Note expressly referring hereto and setting forth the provisions- so excluded, modified or amended.

All rights and obligations hereunder shall be governed by the laws of the State of Maryland and this Note shall be deemed to be under seal.

          No delay or omission of the Partnership in exercising any right or remedy which the Partnership has hereunder shall constitute a waiver of any such right or remedy. A waiver on one occasion shall not operate as a bar to or waiver of any such right or remedy on any future occasions.

          In case any one or more of the provisions contained in this Note shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions hereof, and this Note shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

WITNESS/ATTEST: By: /s/ Lori LaAsmar	MAKER: POTOMAC CAPITAL INVESTMENT CORPORATION By: /s/ F. J. SPINGLER Frank J. Spingler Vice President

Pay to the order of Signet Bank/Maryland, with full recourse, the foregoing Promissory Note. The undersigned does hereby assign, transfer and convey all of its right, title and interest in and to the foregoing Promissory Note, does hereby endorse the foregoing Promissory Note and does hereby direct the proceeds of the foregoing Promissory Note to be paid to Signet Bank/Maryland, all with full recourse, on this 28th day of December, 1990.

[SIGNATURES CONTINUED ON NEXT PAGE]
WITNESS/ATTEST: By: /s/ Lori LaAsmar By: /s/ Lori LaAsmar

HARMANS BUILDING ASSOCIATES, a Maryland general partnership

By:  Linpro Harmans Building
        No. 1 Limited Partnership,
        a Delaware limited partnership
        General Partner

        By:  /s/ JOHN CHIRTEA      (SEAL)
                John Chirtea
                General Partner

By:  Potomac Capital Investment
       Corporation, a Delaware corporation,
       General Partner

       By:  /s/ F. J. SPINGLER
               Frank J. Spingler
               Vice President

EXHIBIT "D" to the Partnership Agreement
INSURANCE COVERAGE
Type	Limits	Deductible
Property Damage	Maximum $60,000,000 per occurrence	$ 5,000
General Liability	$2,000,000 aggregate $1,000,000 per occurrence	-0-
Excess Liability	Up to $55,000,000 in addition to primary General Liability	-0-
Excess Umbrella Liability	Up to $5,000,000 in addition to primary General Liability	$25,000
Workers Compensation	Statutory $1,000,000	-0-

Above coverage are blanket policies for The Linpro Company. The Partnership would be insured under each policy with the Partnership and/or any lender named as additional insured. Policies are renewed on an annual basis. Note that certain exclusions exist within each policy that affect the limits listed.

Exhibit "E" to Partnership Agreement
Reimbursable Pre-formation Costs
Engineering	$118,197
Appraisal and Real Estate Taxes	8,731
Geotechnical Studies	12,100
Permit Fees	54,692
Letter of Credit Fees	2,200
Construction Loan Fee	10,000
Pre-development Interest	20,857*
Closing Costs and Legal Fees	44,168
Project Overhead	1.649
$272,594
_________________ * Subject to readjustments for actual November and December, 1990 interest.

EXHIBIT "F" to the Partnership Agreement
LIST OF C&P PLANS

C & P SERVICE OPERATIONS CENTER			December 17, 1990 Page 1 of 3
EXHIBIT F
A.	Contract Drawings and Specifications as follows:
Date
	1.	Specifications prepared by DNC Architects, Inc.	10/09/89
	2.	Bulletin No. 1 prepared by DNC Architects, Inc.	12/01/89
	3.	Soils Report prepared by Earth Engineering & Sciences, Inc.	10/89
	4.	Facsimile received from Ross Murphy Finkelstein, Inc.	2/16/90
	5.	Letter from DNC Architects, Inc., to The Linpro Company referencing OMNI Construction, Inc.'s, comments on Bid Documents.	1/22/90
	6.	DNC Architects, Inc., Drawings:
Drawing No.:
		SP-1 Approved for Sediment Control	5/15/90
		SP-2 Approval by Anne Arundel Soil Conservation District	5/15/90
		SP-3 through SP-9	10/09/89
		CS	10/09/89
		A5, A6	10/09/89
		DS	12/01/89
		Al	10/09/89
		A2, A3, A4	12/01/89
		A7	12/01/89
		A8	10/09/89
		A9	12/01/89
		A10, All, A12, A13, A14	10/09/89
		A15	12/01/89
		A16	No Date
		A17, A18, A19	12/01/89
		A20, S1	10/09/89

C & P SERVICE OPERATIONS CENTER		December 17, 1990 Page 2 of 3
EXHIBIT F
	Drawing No.:	Date
	S2, S3	12/01/89
	S4, S5, S6, S7, S8, S9, S10	10/09/89
	S11, M1, M2, M3, M4, M5, M7, M8	12/01/89
	M9	10/09/89
	M10, El, E2	12/01/89
	E3	10/09/89
	E4	12/01/89
	E5	10/09/89
	E6, E7	12/01/89
	E8	10/09/89
7.	Greenhorne & O'Mara, Inc. Drawings:
Drawing No.:
	1 of 4 through 4 of 4	1/05/90
8.	Greenhorne & O'Mara, Inc. Drawings:
Sediment Control Drawings
	1 of 5 Approved for Sediment Control:	1/11/90
	2 of 5 through 5 of 5 - 7/89	stamped by Professional Engineer 1/02/90
9.	Anne Arundel County Department of Public Works Drawings:
Harman's Road Widening Drawings:
Road and Storm Drains
	1 of 6 thru 6 of 6 Approved by Dept. of Public Works	8/13/90
Grading and Sediment Control
	1 of 3 Approved for Sediment Control	9/13/90
	2 of 3 - No Date Stamped by Professional Engineer	5/15/90
	3 of 3 - No Date Stamped by Professional Engineer	6/21/90

C & P SERVICE OPERATIONS CENTER		December 17, 1990 Page 3 of 3
EXHIBIT F
Pavement Marking Plan
	1 of 1 Approved by Review Engineer	8/07/90
Traffic Control Plan
	1 of 1 Approved by Anne Arundel County	8/07/90
10.	See attached Bid Assumptions dated 12/17/90 and revisions to Division 1 of the Project Manual which are a part of this Exhibit B.

EXHIBIT "G" to the Partnership Agreement
C&P BUDGET

CERTIFICATE OF AMENDMENT TO CERTIFICATE OF LIMITED PARTNERSHIP OF LINPRO HARMANS LAND LIMITED PARTNERSHIP
This Certificate of Amendment ("Amendment") is made as of the 28th of day of December, 1990.

          WHEREAS, pursuant to that certain Agreement and Certificate of Limited Partnership (the "Original Partnership Agreement") dated the 1st day of June, 1988, and that certain Certificate` of Limited Partnership (the "Oriainal Certificate") dated the 1st day of June, 1988 and filed with the Office of the Secretary of State of the State of Delaware on July 5, 1988, a limited partnership was formed pursuant to the Delaware Revised Uniform Limited Partnership Act ("Act"), under the name of Linpro Harmans Land Limited Partnership (the "Partnership"); and

          WHEREAS, Potomac Capital Investment Corporation, a Delaware corporation ("PCI") desires to be admitted as a general partner of the partnership upon the terms and conditions set forth in the Partnership Agreement (as defined below);

          WHEREAS, after admission of PCI to the Partnership as a general partner thereof, John A. Berry, Jay G. Cranmer, J. Patrick Armstrong, Peter P. DiLullo and John Chirtea (each of the foregoing being original general partners of the Partnership), together with Kurt M. Eichler, Denise E. Wood, David J. Eichler, Linpro Maryland Admin Partners Limited Partnership and the Irrevocable Trust of Jay G. Cranmer (each of which were original limited partners of the Partnership), have assigned and transferred all of, and Eric Eichler has assigned and transferred a portion of, their right, title and interest in and to the Partnership to Linpro Harmans Land Associates Limited Partnership, a Delaware limited partnership ("Linpro"), such interest to be continued as a general partner's interest in the Partnership; and

WHEREAS, Linpro desires to be admitted to the Partnership as a general partner; and
WHEREAS, Eric Eichler desires to convert his remaining interest in the Partnership to a limited partner's interest in the Partnership; and
WHEREAS, the Partnership is presently in existence as a limited partnership pursuant to the Act; and

          WHEREAS, by an Amended and Restated Agreement and Certificate of Limited Partnership (the "Partnership Agreement") dated the 28th day of December, 1990, the Original Partnership Agreement was amended and restated; and

WHEREAS, the Partnership Agreement and the Act require the filing of this Certificate of Amendment with the Secretary of State;
Now, therefore, the parties hereto do hereby certify that:

          1. Names and Addresses of New General Partners. From and after the effective date of this Amendment, the names and the business, residence or mailing addresses of each of the general partners of the Partnership are as follows:

Name	Business, Residence or Mailing Address
Linpro Harmans Land Associates Limited Partnership	1717 Elton Road, Suite 211 Silver Spring, Maryland 20903
Potomac Capital Investment Corporation	Suite 600 900 19th St. Northwest Washington, D.C. 20006
Linpro Harmans Land Associates Limited Partnership and Potomac Capital Investment Corporation are hereby admitted to the Partnership as general partners thereof.

          2. Withdrawing General Partners. Effective as of the date of this Amendment, John A. Berry, Jay G. Cranmer, J. Patrick Armstrong, Peter P. DiLullo and John Chirtea hereby withdraw as general partners of the Partnership.

          3. Conversion of Eric Eichler's Interest. Effective as of the date of this Amendment, the remaining interest in the Partnership held by Eric Eichler is hereby converted to a limited partner's interest in the Partnership.

4. Ratification. Except as specifically amended by this Amendment, the Original Certificate is hereby confirmed and ratified.
This Certificate of Amendment has been executed as of the day and year first above written by all the general partners of the Partnership.

LINPRO:

LINPRO HARMANS LAND ASSOCIATES LIMITED PARTNERSHIP, a Delaware limited partnership

By:  _____________________________
        __________________________ (Name)
        ___________________________ (Title)

By:  /s/ JOHN CHIRTEA
             John Chirtea                           (Name)
             General Manager                      (Title)

THE DISTRICT OF COLUMBIA

          BEFORE ME, the undersigned authority, on this day personally appeared John Chirtea, general partners of LINPRO HARMANS LAND ASSOCIATES LIMITED PARTNERSHIP, a Delaware limited partnership, known to me to be the persons whose names are subscribed to the foregoing instrument, and acknowledged to me that they executed the same for the purposes and consideration therein expressed, in the capacity therein stated and as the act and deed of said partnership.

          GIVEN UNDER MY HAND AND SEAL OF OFFICE this 30th day of December, 1990.

My commission expires: My Comm. Exps, Jan. 14, 1992	/s/ Notary Public- in and for County the District of Columbia
PCI: POTOMAC CAPITAL INVESTMENT CORPORATION, a Delaware corporation By: /s/ F. J. SPINGLER F. J. Spingler (Name) Vice President - Real Estate (Title)
THE DISTRICT OF COLUMBIA

          BEFORE ME, the undersigned authority, on this day personally appeared F. J. Spingler, a Vice President/Real Estate, of Potomac Capital Investment Corporation, a Delaware corporation, known to me to be the person whose name is subscribed to the foregoing instrument, and acknowledged to me that the same was the act of said corporation, and that he executed the same for the purposes and consideration therein expressed, in the capacity therein stated and as the act and deed of said corporation.

          GIVEN UNDER MY HAND AND SEAL OF OFFICE this 30th day of December, 1990.

My commission expires: My Comm. Exps. Jan. 14, 1992	Notary Public- in and for County The District of Columbia

FIRST AMENDMENT TO GENERAL PARTNERSHIP AGREEMENT OF HARMANS BUILDING ASSOCIATES Dated As Of December 28, 1990

          This First Amendment to the General Partnership Agreement of Harmans Building Associates (the "Amendment") is made and entered into effective as of the 28th day of December, 1990, by and between LINPRO HARMANS BUILDING NO. 1 LIMITED PARTNERSHIP, a Delaware limited partnership (hereinafter sometimes referred to as "Linpro Building"), and POTOMAC CAPITAL INVESTMENT CORPORATION, a Delaware corporation (hereinafter sometimes referred to as "PCI") (Linpro Building and PCI being hereinafter sometimes referred to individually as a "Partner" and collectively as the "Partners") and LINPRO HARMANS LAND LIMITED PARTNERSHIP, a Delaware limited partnership (hereinafter sometimes referred to as the "Withdrawing Partner").

WITNESSETH

          WHEREAS, Harmans Building Associates, a Maryland general partnership (the "Partnership") was formed under the laws of the State of Maryland pursuant to that certain General Partnership Agreement of Harmans Building Associates dated as of December 28, 1990 (the "Original Partnership Agreement") by and between the Withdrawing Partner and PCI; and

          WHEREAS, the Withdrawing Partner has assigned all of its right, title and interest in and to the Partnership to Linpro Harmans Land Associates Limited Partnership ("Linpro Land"), a Delaware limited partnership and a general partner of the Withdrawing Partner; and

WHEREAS, Linpro Land has assigned all of its right, title and interest in and to the Partnership to the partners of Linpro Land (the "Assigning Partners"); and
WHEREAS, the Assigning Partners have assigned all of their right, title and interest in and to the Partnership to Linpro Building; and
WHEREAS, the Partnership is presently in existence as a general partnership under the Uniform Partnership Act of the State of Maryland; and

          WHEREAS , the Partners and the Withdrawing Partner desire to enter into this Amendment for the purpose of (a) admitting Linpro Building into the Partnership as a general partner of the Partnership, (b) second, providing for the withdrawal of the Withdrawing Partner as a partner of the Partnership, and (c) otherwise amending the Original Partnership Agreement as hereinafter set forth;

NOW, THEREFORE, the parties hereto do hereby agree as follows:

          1. Admission of Linpro. From and after the effective date of this Amendment, Linpro Building is hereby admitted to the Partnership as a general partner, succeeding to all the rights, title and interests of the Withdrawing Partner in and to the Partnership, including all of the Withdrawing Partner's Percentage Interest in the partnership, capital account, Unrecovered Capital Account, rights to distributions, reimbursements or other payments (including any distributions of cash flow which have not been distributed, rights to any Net Cash Flow and net proceeds including rights to any Rent Change Order Capital Accounts and Deficit Contribution Capital Accounts), fees or commissions, rights to profits, losses and other allocations and all other rights and benefits of the Withdrawing Partner of every description whatsoever belonging to or accruing to the benefit of the Withdrawing Partner.

2. Withdrawing Partner. From and after the effective date of this Amendment, Linpro Harmans Land Limited Partnership hereby withdraws from the Partnership.

          3. Linpro. From and after the date of this Amendment, the Original Partnership Agreement is hereby amended to provide that any reference to "Linpro" in the Original Partnership Agreement shall mean and refer to Linpro Harmans Building No.1 Limited Partnership, other than the references to Linpro Harmans Land Limited Partnership in Section III of the Original Partnership Agreement.

          4. Continuation of the Partnership. Linpro Building agrees to serve as one of the general partners of the Partnership and PCI agrees to continue to serve as one of the general partners of the Partnership, and each agrees to continue the Partnership until the Partnership is terminated without reconstitution as provided in the Original Partnership Agreement, and the Partners agree that the Partnership has not been dissolved or terminated and shall not be wound up as a result of any of the transactions described in this Amendment.

          5. Linpro Obligations. Linpro Building agrees to be bound by all of the terms, provisions and conditions of, and accepts and adopts the terms, conditions and provisions of, the Original Partnership Agreement, as amended by this Amendment. Linpro hereby agrees to assume (to the same extent that the Withdrawing Partner had liability thereon as if it and not the Withdrawing Partner had executed the Original Partnership Agreement), all of the Withdrawing Partner's liabilities, obligations and responsibilities under the Original Partnership Agreement, provided, however, the limitation of liability language contained in Section 20.18 of the Original Partnership Agreement shall also apply to Linpro Building.

          6. Defined Terms. Capitalized terms used and defined in this Amendment shall have the meanings assigned to them in this Amendment (including those in the recital paragraphs hereof), and capitalized terms used herein in this Amendment and not defined herein shall have the meanings assigned to them in the Original Partnership Agreement, in each case, unless the context clearly requires otherwise.

          7. Effective Date. This Amendment is effective as of the date first above mentioned, and from and after that date (A) the Withdrawing Partner shall cease to be a Partner in or member of the Partnership and (b) that portion of the net profits or net losses and cash flow (including cash flow which has not been distributed) of the Partnership allocable to the Partnership interest of the Withdrawing Partner shall be credited, distributed or charged, as the case may be, to Linpro Building and not to the Withdrawing Partner.

          8. Binding Effect. Except as herein otherwise provided to the contrary, this Amendment shall be binding upon and inure to the benefit of the parties hereto, their heirs, legal and personal representatives, successors and assigns; provided, however, that no party shall have any right, power and authority to assign any rights, powers, duties or obligations hereunder.

          9. Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be deemed an original and all of which taken together shall constitute but one and the same instrument which may be sufficiently evidenced by one counterpart, and any of the parties hereto may execute this Amendment by signing any such counterpart.

          10. Headings and Titles. The headings and titles of the Articles, Sections, Sub-sections and Paragraphs herein have been inserted as a matter of convenience of reference only and shall not control or affect the meaning or construction of any of the operative terms or provisions herein.

          11. Gender. Whenever the context shall so require, all words herein in any gender shall be deemed to include the masculine, feminine, or neuter gender, and all singular words shall include the plural, and all plural words shall include the singular.

          12. Construction. In case any one or more of the provisions contained in this Amendment shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalid, illegal or unenforceable provision or provisions shall be fully severable and shall not affect any other provision hereof and this Amendment shall be construed and enforced as if such invalid, illegal or unenforceable provision had never been contained herein. Furthermore, in lieu of each such illegal, invalid or unenforceable provision there shall be added automatically as part of this Amendment a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

          13. This Amendment. The words "herein," "hereof," "hereunder," "hereby," "this Amendment" and other similar reference shall be construed to mean and include this Amendment and all amendments thereof and supplements thereto unless the context should clearly indicate or require otherwise.

          14. No Third Party Beneficiary Rights. This Amendment is made solely and specifically between and for the benefit of the parties hereto, and their respective successors and assigns, subject to the express provisions hereof relating to successors and assigns, and no other person, individual, corporation or entity, whatsoever, shall have any rights, interests, or claims hereunder or be entitled to any benefits under or on account of this Amendment as a third party beneficiary or otherwise.

          15. Exhibits. All exhibits, attachments, annexed instruments and addenda referred to herein shall be considered a part of this Amendment as fully as if and with the same force and effect as if such exhibit, attachment, annex or addendum had been included herein in full.

          16. Ratification and Confirmation. Except to the extent specifically amended by this Amendment, the parties hereto do hereby ratify and confirm the terms and provisions of the Original Partnership Agreement.

IN WITNESS WHEREOF, this Amendment is executed as of the day and year first above written.

WITHDRAWING GENERAL PARTNER:

LINPRO HARMANS LAND LIMITED PARTNERSHIP, a Delaware limited partnership

By: Linpro Harmans Land Associates Limited
      Partnership, a Delaware limited partnership

      By:
                                                                 (Name)
                                                                   (Title)

      By:  /s/ JOHN CHIRTEA
             John Chirtea (Name)
             General Partner (Title)

PARTNERS:

LINPRO HARMANS BUILDING NO. 1 LIMITED PARTNERSHIP, a Delaware limited partnership

By: Linpro Harmans Land Associates Limited
      Partnership, a Delaware limited partnership

      By:
                                                                 (Name)
                                                                   (Title)

      By:  /s/ JOHN CHIRTEA
             John Chirtea (Name)
             General Partner (Title)

PCI: POTOMAC CAPITAL INVESTMENT CORPORATION, a Delaware corporation By: /s/ F. J. SPINGLER Vice President Real Estate

SECOND AMENDMENT TO GENERAL PARTNERSHIP AGREEMENT OF HARMANS BUILDING ASSOCIATES Dated As of April 1, 1993

          This Second Amendment to the General Partnership Agreement of Harmans Building Associates (the "Amendment") is made and entered into effective as of the ___ day of March, 1993, by and between LINPRO HARMANS BUILDING NO. 1 LIMITED PARTNERSHIP, a Delaware limited partnership (hereinafter sometimes referred to as "Withdrawing Partner"), POTOMAC CAPITAL INVESTMENT CORPORATION, a Delaware corporation (hereinafter sometimes referred to as "PCI"), and POTOMAC HARMANS CORPORATION, a Maryland Corporation (hereinafter sometimes referred to as "Admitted Partner") (the Admitted Partner and PCI being hereinafter sometimes referred to individually as a "Partner" and collectively as the "Partners").

WITNESSETH

          WHEREAS, Harmans Building Associates, a Maryland general partnership (the "Partnership") was formed under the laws of the State of Maryland pursuant to that certain General Partnership Agreement of Harmans Building Associates dated as of December 28, 1990 (the "Original Partnership Agreement") by and between Linpro Harmans Land Limited Partnership and PCI; and

          WHEREAS, the Original Partnership Agreement was amended as of December 28, 1990 by the First Amendment to General Partnership Agreement of the Partnership pursuant to which the Withdrawing Partner was admitted to the Partnership (the Original Partnership Agreement as so amended being hereinafter sometimes referred to as the "Amended Partnership Agreement"); and

WHEREAS, the Withdrawing Partner has assigned all of its right, title and interest in and to the Partnership to the Admitted Partner; and
WHEREAS, the Partnership is presently in existence as a general partnership under the Uniform Partnership Act of the State of Maryland; and

          WHEREAS, the Partners and the Withdrawing Partner desire to enter into this Amendment for the purpose of (a) admitting the Admitted Partner into the Partnership as a general partner of the Partnership, (b) providing for the withdrawal of the Withdrawing Partner as a partner of the Partnership and (c) otherwise amending the Amended Partnership Agreement as hereinafter set forth;

NOW, THEREFORE, the parties hereto do hereby agree as-follows:

          1. Admission of Admitted Partner. From and after the effective date of this Amendment, Potomac Harmans Corporation is hereby admitted to the Partnership as a general partner, succeeding to all the rights, title and interests of the Withdrawing Partner in and to the Partnership, including all of the Withdrawing Partner's Percentage Interest in the partnership, capital account, Unrecovered Capital Account, rights to distributions, reimbursements or other payments (including any distributions of cash flow which have not been distributed, rights to any Net Cash Flow and net proceeds including rights to any Rent Change Order Capital Accounts and Deficit Contribution Capital Accounts), fees or commissions, rights to profits, losses and other allocations and all other rights and benefits of the Withdrawing Partner of every description whatsoever belonging to or accruing to the benefit of the Withdrawing Partner.

2. Withdrawing Partner. From and after the effective date of this Amendment, Linpro Harmans Building No. 1 Limited Partnership hereby withdraws from the Partnership.

          3. Continuation of the Partnership. Potomac Harmans Corporation agrees to serve as one of the general partners of the Partnership and PCI agrees to continue to serve as one of the general partners of the Partnership, and each agrees to continue the Partnership until the Partnership is terminated without reconstitution as provided in the Amended Partnership Agreement, and the Partners agree that the Partnership has not been dissolved or terminated and shall not be wound up as a result of any of the transactions described in this Amendment.

          4. Admitted Partner Obligations. The Admitted Partner agrees to be bound by all of the terms, provisions and conditions of, and accepts and adopts the terms, conditions and provisions of, the Amended Partnership Agreement, as amended from time to time. The Admitted Partner hereby agrees to assume (to the same extent that the Withdrawing Partner had liability thereon as if it and not the Withdrawing Partner had executed the Amended Partnership Agreement), all of the Withdrawing Partner's liabilities, obligations and responsibilities under the Original Partnership Agreement; provided, however, that nothing herein shall relieve the Withdrawing Partner of its obligations, if any, under that certain Purchase and Sale Agreement between the Withdrawing Partner and the Admitted Partner of even date herewith.

          5. Defined Terms. Capitalized terms used and defined in this Amendment shall have the meanings assigned to them in this Amendment (including those in the recital paragraphs hereof), and capitalized terms used herein in this Amendment and not defined herein shall have the meanings assigned to them in the Amended Partnership Agreement, in each case, unless the context clearly requires otherwise.

          6. Effective Date. This Amendment is effective as of the date first above mentioned, and from and after that date (A) the Withdrawing Partner shall cease to be a Partner in or member of the Partnership and (b) that portion of the net profits or net losses and cash flow (including cash flow which has not been distributed) of the Partnership allocable to the Partnership interest of the Withdrawing Partner shall be credited, distributed or charged, as the case may be, to PHC and not to the Withdrawing Partner. The Partnership shall use the "interim closing of the books" method under Treasury Regulation Section 1.706-1 (c)(2) in allocating taxable income and loss to the period prior to the effective date hereof.

          7. Binding Effect. Except as herein otherwise provided to the contrary, this Amendment shall be binding upon and inure to the benefit of the parties hereto, their heirs, legal and personal representatives, successors and assigns; provided, however, that no party shall have any right, power and authority to assign any rights, powers, duties or obligations hereunder.

8. Tax Matter Partner. PCI is hereby designated Tax Matters Partner of the Partnership effective December 31, 1992.

          9. Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be deemed an original and all of which taken together shall constitute but one and the same instrument which may be sufficiently evidenced by one counterpart, and any of the parties hereto may execute this Amendment by signing any such counterpart.

          10. Headings and Titles. The headings and titles of the Articles, Sections, Subsections and Paragraphs herein have been inserted as a matter of convenience of reference only and shall not control or affect the meaning or construction of any of the operative terms or provisions herein.

          11. Construction. In case any one or more of the provisions contained in this Amendment shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalid, illegal or unenforceable provision or provisions shall be fully severable and shall not affect any other provision hereof and this Amendment shall be construed and enforced as if such invalid, illegal or unenforceable provision had never been contained herein. Furthermore, in lieu of each such illegal, invalid or unenforceable provision there shall be added automatically as part of this Amendment a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

          12. This Amendment. The words "herein", "hereof", "hereunder", "hereby", "this Amendment", and other similar reference shall be construed to mean and include this Amendment and all amendments thereof and supplements thereto unless the context should clearly indicate or require otherwise.

          13. No Third Party Beneficiary Rights. This Amendment is made solely and specifically between and for the benefit of the parties hereto, and their respective successors and assigns, subject to the express provisions hereof relating to successors and assigns, and no other person, individual, corporation or entity.

          14. Exhibits. All exhibits, attachments, annexed instruments and addenda referred to herein shall be considered a part of this Amendment as fully as if with the same force and effect as if such exhibit, attachment, annex or addendum had been included herein in full.

          15. Ratification and Confirmation. Except to the extent specifically amended by this Amendment, the parties hereto do hereby ratify and confirm the terms and provisions of the Amended Partnership Agreement.

IN WITNESS WHEREOF, this Amendment is executed as of the day and year first above written.

WITHDRAWING PARTNER:

Linpro Harmans Building No. 1 Limited Partnership, a Delaware limited partnership

By:  /s/ ERIC EICHLERER
          Eric Eichler, Managing General Partner

By:  /s/ JOHN A. BERRY
          John A. Berry, Managing General Partner

By:  /s/ JAY G. CRANMER
          Jay G. Cranmer Managing General Partner

ADMITTED PARTNER: Potomac Harmans Corporation, a Maryland Corporation By: /s/ F. J. SPINGLER Frank Spingler, President Attest: /s/ WM. SHAPIRO William Dana Shapiro, Secretary
PCI: Potomac Capital Investment Corporation, a Delaware Corporation By: /s/ F. J. SPINGLER Frank Spingler, Senior Vice President Real Estate Attest: /s/ WM. SHAPIRO William Dana Shapiro, Secretary

ASSIGNMENT OF PARTNERSHIP INTEREST

          THIS AGREEMENT is made and entered into as of April 1, 1993, by and between Linpro Harmans Building No. 1 Limited Partnership, a Delaware limited partnership (hereinafter referred to as "Assignor") and Potomac Harmans Corporation, a Maryland Corporation (hereinafter referred to as "Assignee").

W I T N E S S E T H:

          WHEREAS, Assignor is a partner in Harmans Building Associates (hereinafter referred to as the "Partnership") and owns with respect to such partnership the percentage ownership (hereinafter called the "Partnership Interest") specified in Exhibit A; and

          WHEREAS, Assignor desires to assign and Assignee desires to acquire all of Assignor's right, title and interest in the Partnership, and Assignee is willing to assume Assignor's liabilities, obligations and responsibilities as set forth herein;

          NOW, THEREFORE, in consideration of the premises, representations and mutual covenants herein contained and for other good and valuable consideration as herein provided, the receipt and sufficiency of which are hereby acknowledged, the parties hereto do hereby agree as follows:

1.

Assignment of Partnership Interest. In consideration of $ 1.00 and other good and valuable consideration, and in further consideration of a certain Purchase and Sale Agreement effective April 1, 1993, between Assignor and Assignee (the "Purchase Agreement"), Assignor hereby assigns to Assignee, and Assignee hereby acquires from Assignor, all of Assignor's Partnership Interest as indicated on Exhibit A, which is attached hereto and incorporated herein by reference, including but not limited to a like proportionate interest in all right, title and interest of Assignor in and to the properties (real and personal), capital, cash flow distributions, gains profits and losses of the Partnership.

2.

Effective Date. The assignment herein is effective as of April 1, 1993, and from and after that date (a) Assignor shall cease to be a partner in or member of the Partnership as to all the Partnership Interest herein assigned, and (b) all of the properties (real and personal), capital, cash flow distributions, gains, profits and losses of the Partnership otherwise allocable to Assignor on account of his Partnership Interest therein shall thereafter be credited or charged, as the case may be, to Assignee and not to Assignor.

3.

Future Cooperation on Subsequent Documents. Assignor and Assignee mutually agree to cooperate at all times from and after the date hereof with respect to the supplying of any information required or requested by any governmental agency or regulatory authority and each agrees to execute any documents necessary to effectuate the dissolution of the Partnership and/or the filing of any tax returns.

4.	Successors and Assigns. This Assignment shall be binding upon, and shall inure to the benefit of, the parties hereto and their heirs, legal representatives, successors and assigns.
5.

Survival and Representations. The representations, warranties, covenants and agreements of the parties contained in this Assignment shall survive the consummation of the transactions contemplated hereby.

6.

Modification and Waiver. No supplement, modification, waiver or termination of this Assignment or any provisions hereof shall be binding unless executed in writing by the parties to be bound thereby. No waiver of any of the provisions of this Assignment shall constitute a waiver of any other provision (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

7.	Governing Law. This Assignment is being executed and is intended to be performed in the State of Maryland and shall be construed and enforced in accordance with the laws of the State of Maryland.
8.

Counterparts. This Assignment may be executed by the parties hereto individually or in any combination, in one or more counterparts, each of which shall be original and all of which shall constitute one and the same agreement.

9.

Mutual Release. For the benefit of Assignor and Assignee and not for the benefit of any third party, Assignor and Assignee hereby acknowledge that as of and after the effective date hereof, the execution of this Assignment shall operate as a full mutual release and discharge of all past, present and future liabilities, debts and obligations whatsoever arising out of or connected with the business of the Partnership, except for those obligations of Assignor and Assignee which arise out of this Assignment and which, by the terms thereof, survive the closing; provided, however, that nothing herein shall relieve any party of its obligations under the Purchase Agreement which is incorporated herein by reference.

10.

Assumption of Liabilities. For the benefit of Assignor and not for the benefit of any third party, Assignee hereby assumes with respect to, and in a fraction equal to, Assignor's Partnership Interest herein assigned, the past, present and future liabilities, debts and obligations whatsoever arising out of or connected with the business of the Partnership; provided, however, that nothing herein shall relieve any party of its obligations under the Purchase Agreement which is incorporated herein by reference.

11.

Right to Continue Use of Partnership Name. Assignor acknowledges that Assignee and any other partners of the Partnership shall have the exclusive right to continue the business of the Partnership under the present trade name of the Partnership.

IN WITNESS WHEREOF, this Assignment is executed as of the day and year first above written.
6701 Democracy Blvd. Suite 711 Bethesda. MD 20817 (Address) 23-2618935 (Fed. I.D.#)

ASSIGNOR:

Linpro Harmans Building No. 1 Limited Partnership, a Delaware limited partnership

By:  /s/ ERIC EICHLERER
          Eric Eichler, Managing General Partner

By:  /s/ JOHN A. BERRY
          John A. Berry, Managing General           Partner

By:  /s/
          Jay G. Cranmer Managing General           Partner

900 19th Street, N.W. Suite 600 Washington, D.C. 20006 (Address) Applied For (Fed. I.D.#)	ASSIGNEE: Potomac Harmans Corporation, a Maryland Corporation By: /s/ F. J. SPINGLER Frank Spingler, President Attest: /s/ WM. SHAPIRO William Dana Shapiro, Secretary

EXHIBIT A HARMANS BUILDINGASSOCIATES
ASSIGNORS	OWNERSHIP INTEREST BEFORE SALE	OWNERSHIP INTEREST AFTER SALE	OWNERSHIP INTEREST TRANSFERRED	ASSIGNEES
Linpro Harmans Building No. 1 Limited Partnership	50.00%	-0-	50.00%	Potomac Harmans Corporation
TOTAL	50.00%	-0-	50.00%